Exhibit 2.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

PARETEUM CORPORATION

PARETEUM NORTH AMERICA CORP.

DEVICESCAPE HOLDINGS, INC.

IPASS, INC.

IPASS IP LLC

PARETEUM EUROPE B.V.

ARTILIUM GROUP LTD.

PARETEUM N.V.

PARETEUM ASIA PTE. LTD.,

AS SELLERS

AND

CIRCLES MVNE PTE. LTD.

CHANNEL VENTURES GROUP, LLC,

AS PURCHASERS

DATED AS OF

MAY 15, 2022

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of May 15, 2022 (the “Effective Date”) by and among Pareteum Corporation, a Delaware corporation (“Parent”), Pareteum North America Corp., a Delaware corporation (“Pareteum NA”), Devicescape Holdings, Inc., a Delaware corporation (“Devicescape”), iPass, Inc., a Delaware corporation (“iPass”), iPass IP LLC, a Delaware corporation (“iPass IP”), Pareteum Europe B.V., a Netherlands private limited company (“Pareteum Europe” and, together with Parent, Pareteum NA, Devicescape, iPass, and iPass IP, collectively, the “Borrower Sellers”), Artilium Group Ltd., an England, UK, private limited company (“Artilium Group”), Pareteum N.V., a Belgian private limited company (“NV”), and Pareteum Asia Pte. Ltd., a Singapore private limited company (“Pareteum Asia” and, together with the Artilium Group, NV and the Borrower Sellers, each a “Seller” and, collectively, the “Sellers”), Circles MVNE Pte. Ltd., a Singapore private limited company (“Circles”) and Channel Ventures Group, LLC, a Delaware limited liability company (“CVG” and, together with Circles, each a “Purchaser” and together the “Purchasers”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in Article I of this Agreement.

R E C I T A L S

WHEREAS, the Sellers, together with certain of their Affiliates, are engaged in the business of cloud software communication systems and tools (such businesses, as presently conducted, shall be collectively referred to herein as the “Business”);

WHEREAS, the Business includes only the MVNE Business and the Non-MVNE Business;

WHEREAS, on May 15, 2022 (the “Petition Date”), the Sellers commenced Cases No. 22-10615, 22-10616, 22-10617, 22-10618, 22-10619, 22-10620, 22-10621, 22-10622 and 22-10623 (collectively, the “Bankruptcy Case”) by filing a voluntary petition for relief under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, in connection therewith, the Sellers wish to sell, transfer, convey, assign and deliver to the Purchasers (where applicable, in accordance with Sections 363 and 365 and the other applicable provisions of the Bankruptcy Code), all of the Purchased Assets (defined below), together with the Assumed Liabilities (defined below) upon the terms and subject to the conditions set forth in this Agreement (hereinafter collectively referred to as the “Transaction”);

WHEREAS, the Purchasers wish to purchase and take delivery of such Purchased Assets and Assumed Liabilities upon such terms and subject to such conditions;

WHEREAS, the Purchased Assets owned by the Debtors shall be sold pursuant to a Sale Order of the Bankruptcy Court approving such sale under Section 363 of the Bankruptcy Code and such Sale Order may include the assumption and assignment of certain executory contracts and service agreements, unexpired leases of equipment and liabilities thereunder, under Section 365 of the Bankruptcy Code and pursuant to the terms and conditions of this Agreement; and

WHEREAS, all of the obligations of the Debtors are conditioned upon the approval of the Bankruptcy Court in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. For purposes of this Agreement (including the Disclosure Schedules hereto) the terms defined in this Agreement shall have the respective meanings specified herein, and, in addition, the following terms shall have the following meanings:

“Accounts Receivable” means, with respect to any Seller (with respect to the Sellers’ Accounts Receivable) or the Purchasers (with respect to the Purchasers Accounts Receivable) and a particular date, (i) any and all accounts receivable, trade accounts and other amounts (including overdue accounts receivable) owed to such Person relating to, or arising in connection with, the operation and conduct of, the Business and any other similar rights of such Person to payment from third parties whether or not invoiced as of such date, and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of such services rendered, in each case owing to such Person; (ii) all other accounts or notes receivable of such Person related to the Business and the full benefit of all security for such accounts or notes receivable; and (iii) any and all claims, remedies or other rights relating to any of the foregoing, together with any interest or unpaid financing charges accrued thereon, in each case that have not been satisfied or discharged prior to the close of business on the day immediately preceding such date or have not been written off or sent to collection prior to the close of business on the day immediately preceding such date (it being understood that the receipt of a check prior to the close of business on the day immediately preceding such date shall constitute satisfaction or discharge of the applicable account or note receivable to the extent of the payment represented thereby).

“Affiliate” means, as to any Person, any other Person, which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other direct or indirect ownership interest, by Contract or otherwise.

“Affiliated Group” means any affiliated, consolidated, combined, unitary, or similar group, including any arrangement for group or consortium relief or similar arrangement.

“Agreement” shall have the meaning set forth in the Preamble.

“Allocation” shall have the meaning set forth in Section 3.3.

“Alternative Transaction” shall have the meaning set forth in Section 8.14(a)(iii).

“Anti-Bribery Laws” means any and all applicable statues, regulations, orders, directive, treaties, decrees and Laws which relate to anti-bribery and anti-corruption.

“Artilium Group” shall have the meaning set forth in the Preamble.

“Assignment Agreements” means an assignment agreement substantially in the form attached hereto as Annex V.

“Assumed Contracts” shall have the meaning set forth in Section 2.1(b)(vii).

“Assumed Liabilities” shall have the meaning set forth in Section 2.3(b).

“Assumption Agreements” shall have the meaning set forth in Section 4.2.

“Bankruptcy Case” shall have the meaning set forth in the Recitals.

“Bankruptcy Code” means 11 U.S.C. §§ 101, et seq., and any amendments thereof.

“Bankruptcy Court” shall have the meaning set forth in the Recitals.

“Bidding Procedures Orders” shall have the meaning set forth in Section 8.14(b)(iii)(1).

“Bills of Sale” shall have the meaning set forth in Section 4.1.

“Borrower Sellers” shall have the meaning set forth in the Preamble.

“Breaching Party” shall have the meaning set forth in Section 11.1.

“Break Up Fee” shall have the meaning set forth in Section 8.14(a)(iii).

“Bridge Loan” means that certain loan made by Circles MVNE Pte. Ltd to Pareteum Corporation pursuant to that certain Senior Secured Bridge Note due 2022, dated as of April 25, 2022.

“Bridge Loan Agreement” means that certain Senior Secured Bridge Note due 2022, dated as of April 25, 2022.

“Business” shall have the meaning set forth in the Recitals.

“Business Days” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York and/or Singapore.

“Business Employees” shall have the meaning set forth in Section 8.8(e).

“Cash” means cash on hand, cash in bank or other accounts, readily marketable securities, security deposits, certificates of deposit and other cash-equivalent liquid assets of Seller.

“Cash and Cash Equivalents” means all of the Sellers’ cash (including petty cash but excluding any checks that remain uncashed or uncleared prior to the close of business on the Closing Date), checking account balances, marketable securities, certificates of deposits, time deposits, bankers’ acceptances, commercial paper and government securities and other cash equivalents.

“Circles” shall have the meaning set forth in the Preamble.

“Circles Assumed Contracts” shall have the meaning set forth in Section 2.1(a)(vi).

“Circles Assumed Liabilities” shall have the meaning set forth in Section 2.3(a).

“Circles Cure Payments” shall have the meaning set forth in Section 2.3(a)(iv).

“Circles Purchased Assets” shall have the meaning set forth in Section 2.1(a).

“Circles Purchased Equity Interests” means the Debtors’ interest in the equity of Pareteum Africa Pty Ltd.

“Closing” shall have the meaning set forth in Section 5.1.

“Closing Date” shall have the meaning set forth in Section 5.1.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” shall have the meaning set forth in the NDA.

“Contract” means any written or oral contract, agreement, lease, license, financial instrument, covenant not to sue, or other document or commitment, arrangement, undertaking, or understanding, practice or authorization.

“Contractors” shall have the meaning set forth in Section 8.8(f).

“Cure Payments” means, with respect to the Debtors, “cure payments” required to be made under Section 365 of the Bankruptcy Code in connection with any assumption and assignment of an Assumed Contract to the Purchasers required to be paid in connection with the assignment of, or outstanding with respect to periods before the Closing under, any Assumed Contract assigned to the Purchasers.

“CVG” shall have the meaning set forth in the Preamble.

“CVG Assumed Contracts” shall have the meaning set forth in Section 2.1(a)(vi).

“CVG Assumed Liabilities” shall have the meaning set forth in Section 2.3(b).

“CVG Cure Payments” shall have the meaning set forth in Section 2.3(b)(iv).

“CVG Purchased Assets” shall have the meaning set forth in Section 2.1(b).

“CVG Purchased Equity Interests” means the purchased equity interests related to the Non-MVNE Business and set forth on Schedule 1.1(a).

“Debtors” means Parent and any Affiliate that is a debtor-in-possession in the Bankruptcy Case.

“Deemed Purchaser Confidential Information” shall have the meaning set forth in Section 8.10.

“Devicescape” shall have the meaning set forth in the Preamble.

“DIP Agent” has the meaning given to such term in the DIP Loan Agreement.

“DIP Budget” means a 13-week cash flow and fee and expense incurrence forecast, in form and substance acceptable to the DIP Agent, attached to the Interim Order submitted to the Bankruptcy Court, and updated by the Borrower on the first Wednesday of each month, in accordance with the requirements set forth in the DIP Loan Agreement.

“DIP Documents” means the “Loan Documents” as such term is defined in the DIP Loan Agreement.

“DIP Loan” means the amount that Circles has funded pursuant to a debtor-in-possession financing loan that has been made pursuant to an order of the Bankruptcy Court.

“DIP Loan Agreement” means that certain Senior Secured, Priming and Superpriority Debtor-in-Possession Credit Agreement, dated as of May 15, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “DIP Facility Agreement”), among Parent, each of the direct and indirect Subsidiaries of Parent party thereto as borrowers, CIRCLES MVNE PTE. LTD., as lender (in such capacity, the “Lender”, and each person who becomes a lender party thereto after the date hereof, each a “Lender”) and CIRCLES MVNE PTE. LTD., as administrative agent for the Lenders.

“Disclosure Schedules” means the schedules delivered by the Sellers to the Purchasers as of the Effective Date setting forth the exceptions to the representations and warranties contained in Article IV and certain other information called for by this Agreement.

“Effective Date” shall have the meaning set forth in the Preamble.

“Employee Census” shall have the meaning set forth in Section 8.8(f).

“Employee Plans” means any employment, consulting, severance or other similar plan, arrangement or policy, and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, provident plans, retirement benefits, life, health, disability or accident benefits or for deferred compensation, profit-sharing bonuses, stock options, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which is entered into, maintained, contributed to or required to be contributed to, by any Seller or under which any Seller may incur any liability including under any employee pension benefit plan and any employee welfare benefit plan which any Seller maintains, administers, contributes to or is required to contribute to, or has maintained, administered, contributed to or was required to contribute to, or under which any Seller may incur any liability.

“Employees” means all individuals with whom the Sellers maintain as of the date hereof an employer-employee relationship.

“Employment Contracts” means any employment, retention, severance, indemnification, consulting, expatriate or supplemental pension contract, or other employment-related Contract, between the Sellers and an individual.

“Excluded Assets” shall have the meaning set forth in Section 2.2.

“Excluded Contracts” shall have the meaning set forth in Section 2.2(e).

“Excluded Liabilities” shall have the meaning set forth in Section 2.3(c).

“Expense Reimbursement” means the actual out-of-pocket costs, expenses, and fees, including legal, accounting, diligence and other third party advisory or service costs, expenses and fees incurred by Circles and its Affiliates in connection with evaluating, investigating, negotiating, documenting, consummating and/or performing the Transaction contemplated by this Agreement, the acquisition of the First Lien Notes, the transactions contemplated by the Bridge Loan Agreement and DIP Loan Agreement (to the extent that such costs, fees and/or expenses are not actually paid to Circles, as lender, pursuant to the Bridge Loan Agreement or the DIP Loan Agreement) in an amount not to exceed one million five hundred thousand dollars ($1,500,000.00), as contemplated by Section 8.14 of this Agreement.

“First Lien Agent” means Circles, in its capacity as administrative agent under that certain Security Agreement, dated as of June 8, 2020, by and among the Borrower Sellers, each of the subsidiaries of the Sellers from time to time party thereto and Circles, as further amended, restated, supplemented or otherwise modified from time to time.

“First Lien Notes” means those notes, including the class A and class B notes, evidenced by that certain Securities Purchase Agreement dated as of June 8, 2020, among the Pareteum Corporation and the buyers party thereto, as amended, restated, supplemented or otherwise modified from time to time, and the promissory notes, security documents and other transaction documents executed and delivered by the Pareteum Corporation and its subsidiaries, as purchased by Circles from CVG and High Trail pursuant to that Note Sale Contract dated as of April 25, 2022.

“Governmental Authority” means any federal, state, provincial, municipal and foreign governmental entity, authority, or agency, or any other political subdivision, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, and quasi-governmental authorities.

“High Trail” means High Trail Investments SA LLC.

“Intellectual Property” means, on a worldwide basis: (i) all patents, patent applications, patent disclosures and all related re-issuances, continuations, continuations-in-part, renewals, substitutions, refiles, divisions, revisions, extensions, reexaminations and counterparts thereof, all industrial designs, industrial models and utility models, certificates of invention, plant patents and design patents, as well as the rights to file for, and to claim priority to, any such patent rights, (ii) all registered and unregistered trademarks, service marks, domain names, trade dress and product configurations, logos, trade names, together with all translations, adaptations, modifications, derivations and combinations thereof and including all goodwill associated therewith and all applications, registrations, renewals and extensions in connection therewith, (iii) all registered and unregistered copyrights in both published and unpublished works and all moral rights, and all applications, registrations, renewals and extensions in connection therewith, together with all translations, adaptations, modifications, derivations, combinations and derivative works thereof, (iv) all internet domain names and registration rights, uniform resource locators, internet or worldwide web sites or protocol addresses, social media accounts, and all content, programming, and related security passwords or codes related to all of the foregoing, (v) all inventions, developments, discoveries and concepts (whether or not patentable and whether or not reduced to practice), all methods and/or materials, technical information, technologies, systems, processes, procedures, know-how, data, trade secrets (as such are determined under applicable law), samples, compositions, devices, formulae, illustrations, works of authorship, compilations, programs, schematics, designs, drawings, technical plans, prototypes, production and manufacturing processes and techniques, research, development activities and plans, specifications, computer programs, object and source code, databases, passwords, log on identifiers, algorithms and mask works, (vi) all other intellectual property rights, industrial property rights, and proprietary rights relating to any of the foregoing, (vii) all rights in software, (viii) all copies and tangible embodiments thereof (in whatever form or medium), (ix) and the right to sue and recover for past, present or future infringements, misappropriations, dilution, unauthorized use or disclosure, or other conflict with any of the foregoing intellectual property.

“Intellectual Property Assets” shall refer to all Intellectual Property, owned by any Seller that relates to, or is used or held for use in connection with, the Business.

“Intellectual Property Assignment Agreement” shall have the meaning set forth in Section 4.1.

“Interim Contracts” shall have the meaning set forth in Section 2.3(e).

“Interim Order” has the meaning given to such term in the DIP Loan Agreement.

“IoT Business” shall refer to the Sellers’ Internet of Things business.

“IP Agreements” shall have the meaning set forth in Section 8.18.

“iPass” shall have the meaning set forth in the Preamble.

“iPass IP” shall have the meaning set forth in the Preamble.

“IP Contributor” shall have the meaning set forth in Section 6.14(h).

“IP Registrations” shall have the meaning set forth in Section 6.14(d).

“Key MVNE Customer Contracts” means, collectively, those Contracts primarily relating to the MVNE Business, which Key MVNE Customer Contracts include but are not limited to Vodafone Enabler Espana, Telenet/Proximus, M1, Telecall Communication Corp, and Vodacom.

“Knowledge” means in the case of any Seller, the knowledge of the parties listed on Schedule 1.1(b) which means, with respect to each such Person that (a) such Person is actually aware of such fact or matter, (b) such Person, after reasonably inquiry, would have become aware of such fact or matter, or (c) such Person, in connection with the reasonable and diligent discharge of such Person’s employment or other responsibilities with respect to the entity in question, should reasonably be expected to have acquired knowledge of such fact or matter.

“Laws” means any federal, state, provincial, local or foreign statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law.

“Legal Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Liability” means any liability, indebtedness, obligation, expense, claim, loss, cost, obligation, damage, responsibility, guaranty, Tax or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, known or unknown, due or to become due, liquidated or unliquidated, whether or not secured.

“Liens” means any security interests, mortgages, interests, liens, pledges, charges, defects of title, options and other rights of third parties, rights of first refusal, claims or any other encumbrance or restriction on ownership.

“Material Adverse Effect” means any event or change or circumstance that, individually or when aggregated with any one or more of the other such changes, events or circumstances, has had or could reasonably be expected to have a material adverse effect on or with respect to (a) the Purchased Assets, the Assumed Liabilities or the operation of the Business that is attributed to the Borrower Sellers taken as a whole, or (b) the ability of the Borrower Sellers to consummate the Transaction; provided, however, that none of the following events, changes or circumstances (individually or when aggregated with any one or more of the other such changes, events or circumstances) shall be deemed to be or constitute a Material Adverse Effect under clause (a) above, and none of the following changes, events or circumstances (individually or when aggregated with any one or more of the other such changes, events or circumstances) shall be taken into account when determining whether a Material Adverse Effect has occurred under clause (a) above: (i) war, acts of nature, general strike, acts of terror or acts of hostilities, including but not limited to, military engagements and shelling of civilian areas, (ii) general economic, market or political changes or conditions, (iii) events, changes or circumstances which generally affect the industries in which the Sellers conduct business, (iv) changes in Laws, (v) the filing and the pendency of the Bankruptcy Case or ancillary proceedings in any other jurisdiction regardless of where commenced and by whom, (vi) the commencement of any action against any Non-Borrower Seller or the assets of any Non-Borrower Seller, (vii) the execution against any Non-Borrower

Seller or any asset of any Non-Borrower Seller, (viii) the failure of the liens granted under the DIP Loan on the assets of the applicable Non-Borrower Seller to be recorded or enforced outside of the United States, (ix) the attrition, dismissal, strike, work stoppage, work cessation, lockout or other similar act by or with regard to any employees of any Non-Borrower Seller, and (x) events, changes or circumstances arising from or caused by the announcement of this Agreement or the taking of any action specifically required hereunder; provided that, with respect to clauses (i) through (iv), such event, change or circumstance does not disproportionately affect the Business or the Purchased Assets compared to other Persons operating in the same industry or market as the Business or Purchased Assets.

“Material Contracts” shall have the meaning set forth in Section 8.18.

“MVNE Business” means Sellers’ Mobile Virtual Network Enabler business, and also includes the IoT Business.

“NDA” shall have the meaning set forth in Section 8.10.

“Note Sale Contract” means that certain Note Sale Contract providing for the sale of First Lien Notes, dated as of April 25, 2022, between Circles, as purchaser and High Trail and CVG as sellers.

“Non-Borrower Sellers” means, collectively, Artilium Group, NV and Pareteum Asia.

“Non-Breaching Party” shall have the meaning set forth in Section 11.1.

“Non-Material IP Registrations” means IP Registrations that Sellers have allowed to lapse during the last 12 months, a list of which shall be provided to Sellers within 10 days after the date hereof.

“Non-MVNE Business” means collectively, (i) Sellers’ Small and Medium Business Enterprise (Including United Telecom), (ii) Sellers’ Mobile Virtual Network Operation business, (iii) Sellers’ messaging business conducted by Interactive Digital Media GmbH business, and (iv) Sellers’ iPass business.

“NV” shall have the meaning set forth in the Preamble.

“OFAC” shall have the meaning set forth in Section 6.12(b).

“Ordinary Course of Business” means the ordinary course of business of the Sellers consistent with the current custom and practice of the Sellers (including with respect to quantity and frequency) in light of Debtors’ current financial condition, financial distress and pending Bankruptcy Case, if applicable; provided, however, that any terminations of Business Employees, other than terminations for cause, and any failures to pay any Business Employees, between the date hereof and the Closing shall not be deemed to be in the ordinary course of business.

“Outside Closing Date” shall have the meaning set forth in Section 8.14(b)(iii)(6).

“Parent” shall have the meaning set forth in the Preamble.

“Pareteum Africa JV Agreement” means, collectively, that certain Joint Venture and Collaboration Agreement entered into by and between Pareteum N.V., Pareteum Africa Pty Ltd. and Virtual Mobile Operations Pty. Ltd. effective as of June 1, 2021 and that certain Joint Venture and Collaboration Agreement Amendment Number 1 entered into by and between Pareteum N.V., Pareteum Africa Pty Ltd. and Virtual Mobile Operations Pty. Ltd. effective as of March 10, 2022.

“Pareteum Asia” shall have the meaning set forth in the Preamble.

“Pareteum Europe” shall have the meaning set forth in the Preamble.

“Pareteum NA” shall have the meaning set forth in the Preamble.

“Parties” means, collectively, the Sellers and Purchasers.

“Paying Party” shall have the meaning set forth in Section 8.6(b).

“Periodic Taxes” shall have the meaning set forth in Section 8.6(b).

“Permitted Liens” means the restrictions or requirements set forth in the Sale Order relating to the Purchased Assets, and all Liens set forth on Schedule 1.1(c).

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority (whether federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).

“Personal Information” shall have the meaning set forth in Section 6.14(j).

“Petition Date” shall have the meaning set forth in the Recitals.

“Post-petition Accrued AP” means any allowed claim (as defined in Bankruptcy Code Section 101(5)) on account of any post-Petition Date expense that is incurred at or prior to Closing by any of the Debtors in the Ordinary Course of Business that relates to the operation of the Business and is entitled to administrative expense priority pursuant to Bankruptcy Code Section 503(b) but have not been paid by the Debtors (or otherwise) at the time of Closing.

“Professional Fee Escrow Amount” means the segregated account, funded by the Debtors for the exclusive purpose of payment of allowed professional fees in accordance with the DIP Budget and DIP Documents.

“Purchased Assets” shall have the meaning set forth in Section 2.1(b).

“Purchased Equity Interests” means collectively the Circles Purchased Equity Interests and the CVG Purchased Equity Interests.

“Purchase Price” shall have the meaning set forth in Section 3.1(b).

“Purchaser” shall have the meaning set forth in the Preamble.

“Purchasers” shall have the meaning set forth in the Preamble.

“Purchasers’ Allocation” shall have the meaning set forth in Section 3.3.

“R&D Sponsor” shall have the meaning set forth in Section 6.14(l).

“Real Property Leases” shall have the meaning set forth in Section 6.5.

“Reimbursing Party” shall have the meaning set forth in Section 8.6(b).

“Releasees” shall have the meaning set forth in Section 12.14.

“Required Consents” shall have the meaning set forth in Section 2.4(a).

“Sale Motion” means the motion to be filed with the Bankruptcy Court by Debtors, in form and substance satisfactory to the First Lien Agent and the Second Lien Agent and the Purchasers, seeking approval of the applicable terms and conditions of the Transaction Documents, authorization for the sale of the applicable Purchased Assets by the Debtors pursuant to Section 363 of the Bankruptcy Code and the assumption and assignment of the Purchased Assets that are executory contracts or unexpired leases pursuant to Section 365 of the Bankruptcy Code, free and clear of all Liens, and all as provided in the Sale Order.

“Sale Order” means the order of the Bankruptcy Court substantially in the form attached as Exhibit A (which Exhibit A has been reviewed by and is satisfactory to each of the First Lien Agent and the Second Lien Agent), and in final form and substance satisfactory to the First Lien Agent and the Second Lien Agent, and the Purchasers, each in their respective discretion.

“Second Lien Agent” means CVG, in its capacity as administrative agent under that certain Security Agreement, dated as of February 22, 2021, by and among the Sellers, each of the subsidiaries of the Sellers from time to time party thereto and CVG, as further amended, restated, supplemented or otherwise modified from time to time.

“Seller” shall have the meaning set forth in the Preamble.

“Sellers” shall have the meaning set forth in the Preamble.

“Sellers’ Allocation Notice” shall have the meaning set forth in Section 3.3.

“Specified Representations” means the representations and warranties set forth in Section 6.1, Section 6.2, the first sentence of Section 6.3 and Section 6.9.

“Straddle Period” means any taxable period beginning on or ending after the Closing Date.

“Taxes” mean any (a) federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property (including general and special real estate taxes and assessments, special service area charges, tax increment financing, charges, payments in lieu of taxes and similar charges and assessments), windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, foreign or domestic withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever or any governmental fee, governmental assessment or governmental charge of a similar nature, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, (b) interest, penalties, fines or additions to Tax or additional amounts with respect to any item described in clause (a) or the failure to comply with any requirement imposed with respect to any Tax Returns, and (c) liabilities in respect of any items described in clause (a) or clause (b) payable by reason of Contract, membership of an Affiliated Group, assumption, transferee liability, succession, operation of Law or otherwise.

“Tax Return” means any return, report, information return or other document (including any related or supporting information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any Laws, regulations or administrative requirements relating to any Taxes.

“Transaction” shall have the meaning set forth in the Preamble.

“Transaction Documents” shall have the meaning set forth in Section 6.1.

“Transferred Employees” shall have the meaning set forth in Section 8.8(a).

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, any implementing regulations thereof, and any similar state or local Law, including the New York State Worker Adjustment and Retraining Notification Act.

“Wind Down Amount” means an amount of up to six hundred thousand U.S. Dollars ($600,000.00) to be used by the Debtors in connection with the process to wind down, dissolve and liquidate the Debtors’ estates and distribute remaining assets in accordance with a plan of liquidation pursuant to sections 1123 and 1129 of the Bankruptcy Code.

ARTICLE II

PURCHASE AND SALE OF PURCHASED ASSETS; EXCLUDED ASSETS;

ASSUMPTION OF LIABILITIES

Section 2.1 Purchased Assets. Upon the terms and subject to the conditions set forth in this Agreement, subject to Bankruptcy Court approval, as applicable, at the Closing:

(a) Each Seller shall, as applicable, sell, convey, transfer, assign and deliver to Circles and/or one or more Affiliates of Circles designated in writing by Circles, and Circles and/or its applicable Affiliates shall purchase, acquire and take assignment and delivery from such Sellers, all right and title to and interest in and to the following assets, properties, and rights (contractual or otherwise) owned by such Seller and primarily used or held for use in connection with or necessary for the operation of the MVNE Business (collectively, the “Circles Purchased Assets”) free and clear of all Liens, claims or interests of any type or nature, whether known or unknown, of any Seller or any other party (other than Permitted Liens), including without limitation:

(i) all assets primarily related to the MVNE Business;

(ii) all agreements and telecommunications contracts where the Sellers provide software platform solutions related to the Sellers’ MVNE Business to telecommunications companies, including but not limited to the Key MVNE Customer Contracts;

(iii) all assets primarily related to the Sellers’ “Internet of Things” products and services related to the MVNE Business;

(iv) All deposits related to the MVNE Business, including all deposits and prepayments held by third parties pursuant to any executory contract or unexpired lease assumed and assigned to Circles which are related to the MVNE Business (excluding deposits related to Contracts that are not Assumed Contracts);

(v) Subject to the timing and process contemplated by the Sale Order, the Contracts, agreements, contract rights, leases of real property, leases of equipment, machinery or other tangible personal property license agreements, customer contracts, vendor contracts, Employment Contracts, purchase and sales orders (if any), financial instruments, royalty agreements, third party guaranties, indemnifications, arrangements and understandings, whether oral or written, to which any Seller is a party (whether or not legally bound thereby) and which primarily relate to the operation of the MVNE Business and which are designated as Assumed Contracts pursuant to Section 2.3(d) below (collectively the “Circles Assumed Contracts”);

(vi) The Circles Purchased Equity Interests;

(vii) All rights, title and interests of the Sellers and their Affiliates in the Pareteum Africa JV Agreement;

(viii) All Accounts Receivable related to the MVNE Business;

(ix) all permits necessary for the operation of the MVNE Business or the ownership of the MVNE Business, transferable to Circles pursuant to their terms and in accordance with applicable Laws;

(x) all Intellectual Property Assets which relate to, or are used or held for use, in connection with, the MVNE Business, including but not limited to the Pareteum and Artilium brand names, and trademarks (whether registered or otherwise), ARTA software and Coreserver software;

(xi) all prepaid items and expenses primarily related to the MVNE Business, including prepayments of customers of the MVNE Business;

(xii) all books and records including customer or client lists, files, documentation, records and the related documentation primarily related to the MVNE Business or Circles Assumed Liabilities, but specifically excluding the books and records set forth in Section 2.2(f);

(xiii) all claims, indemnities, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature (whether or not known or unknown or contingent or non-contingent) primarily related to the MVNE Business, the Circles Purchased Assets or the Circles Assumed Liabilities (other than those on insurance policies of the Sellers);

(xiv) all Cash and Cash Equivalents (regardless of the derivation of such Cash or Cash Equivalents), less the Wind Down Amount and the Professional Fee Escrow Amount; provided that the Wind Down Amount and the Professional Fees Escrow Amount shall be Excluded Assets.

(xv) all other assets, properties, and rights used in the MVNE Business that are not defined below as Excluded Assets; and

(xvi) all claims and causes of action of any Debtor against Affiliates, current Independent Directors, current officers, employee or current vendors or third party providers related to the MVNE Business, including such claims and causes of action arising under Chapter 5 of the Bankruptcy Code, including Sections 510, 541, 544, 545, 547, 548, 549, 550, 553 or 558, or similar state laws.

(b) Each Seller shall, as applicable, sell, convey, transfer, assign and deliver to CVG and/or one or more Affiliates of CVG designated in writing by CVG, and CVG and/or its applicable Affiliates shall purchase, acquire and take assignment and delivery from such Sellers, all right and title to and interest in and to the following assets, properties, and rights (contractual or otherwise) owned by such Seller and primarily used or held for use in connection with or necessary for the operation of the Non-MVNE Business (collectively, the “CVG Purchased Assets” and, together with the Circles Purchased Assets, the “Purchased Assets”) free and clear of all Liens, claims or interests of any type or nature, whether known or unknown, of any Seller or any other party (other than Permitted Liens), including without limitation:

(i) all assets related to the Sellers’ Small and Medium Business Enterprise products and services;

(ii) all assets related to the Sellers’ Mobile Virtual Network Operation business;

(iii) all assets related to the Sellers’ operation of the messaging business conducted by Interactive Digital Media GmbH business;

(iv) all assets related to iPass;

(v) all deposits related to the Non-MVNE Business, including all deposits and prepayments held by third parties pursuant to any executory contract or unexpired lease assumed and assigned to CVG which are related to the Non-MVNE Business (excluding deposits related to Contracts that are not Assumed Contracts);

(vi) all equipment, machinery or other tangible personal property primarily used or held for use in connection with the Sellers’ Non-MVNE Business;

(vii) subject to the timing and process contemplated by the Sale Order, the Contracts, agreements, contract rights, leases of real property, leases of equipment, machinery or other tangible personal property license agreements, customer contracts, purchase and sales orders (if any), financial instruments, royalty agreements, third party guaranties, indemnifications, arrangements and understandings, whether oral or written, to which any Seller is a party (whether or not legally bound thereby) and which relate to the operation of the Non-MVNE Business and which primarily relate to the operation of the Non-MVNE Business and which are designated as Assumed Contracts pursuant to Section 2.3(d) below (collectively, the “CVG Assumed Contracts” and, together with the Circles Assumed Contracts, the “Assumed Contracts”);

(viii) the CVG Purchased Equity Interests;

(ix) all Accounts Receivable related to the CVG Purchased Assets;

(x) all permits necessary for the operation of the Sellers’ Non-MVNE Business, transferable to CVG pursuant to their terms and in accordance with applicable Laws;

(xi) all Intellectual Property Assets which relate solely to, or are solely used or held for use, in connection with, the Non-MVNE Business, including, but not limited to the wi-fi business of Deviscape;

(xii) all prepaid items and expenses related to the Sellers’ Non-MVNE Business;

(xiii) all books and records including customer or client lists, files, documentation, records and the related documentation related to the Sellers’ Non-MVNE Business, or CVG Assumed Liabilities, but specifically excluding the books and records set forth in Section 2.2(f);

(xiv) all claims, indemnities, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature (whether or not known or unknown or contingent or non-contingent) related to the Sellers’ Non-MVNE Business or the CVG Assumed Liabilities (other than those on insurance policies of the Sellers);

(xv) all deposits and prepayments held by third parties pursuant to any executory contract or unexpired lease assumed and assigned to CVG;

(xvi) all other assets, properties, and rights used in the Sellers’ Non-MVNE Business that are not defined below as Excluded Assets and not included in Circles Purchased Assets; and

(xvii) all claims and actions of any Debtor against Affiliates, vendors and third party providers of any Debtor arising under Sections 510, 541, 544, 545, 547, 548, 549, 550, 553 or 558 of the Bankruptcy Code or similar state laws related in each case to the CVG Purchased Assets.

For the avoidance of doubt, if a Purchased Asset has an equal relation to the MVNE Business and Non MVNE Business, such Purchased Asset shall constitute a Circles Purchased Asset. To the extent a Purchased Asset is desired by both Purchasers, the Purchasers will work in good faith to determine which Purchaser shall purchase the Purchased Asset and whether, to the extent possible, a license or other accommodation may be made to allow both Purchasers to use the applicable Purchased Asset.

Section 2.2 Excluded Assets. Notwithstanding the foregoing, the following assets, properties, and rights of the Sellers are specifically excluded from the definition of Purchased Assets (collectively, such assets, properties, and rights, the “Excluded Assets”):

(a) Cash and Cash Equivalents in an amount equal to the sum of the Wind Down Amount and the Professional Fee Escrow Amount;

(b) all prepaid professional and other expenses paid solely in connection with the Bankruptcy Cases;

(c) [Reserved.]

(d) any permits that are not transferable pursuant to their terms and in accordance with applicable Laws;

(e) any Contracts that are not Assumed Contracts (the “Excluded Contracts”) and any deposits related thereto;

(f) any of the following books and records of the Sellers: corporate seals, organizational documents, corporate governance agreements, minute books, stock books, books of account or other records having to do with the corporate organization or governance of any Seller, all employee-related or employee benefit-related files or records (other than personnel files of Transferred Employees identified by the Purchasers as being included in the Purchased Assets), and any other books and records which any Seller is prohibited from disclosing or transferring to the Purchasers under applicable Law and is required by applicable Law to retain;

(g) all insurance policies of any Seller and all credits, premium refunds, rights to applicable claims and proceeds thereunder;

(h) equity securities or other ownership interest of the Sellers and any of the Sellers’ direct or indirect subsidiaries, except for the Purchased Equity Interests;

(i) any Seller’s claims for and rights to receive Tax refunds with respect to taxable periods (or portions thereof) ending on or prior to the Closing Date, and Tax Returns with respect to taxable periods (or portions thereof) ending on or prior to the Closing Date, and any notes, worksheets, files or documents relating thereto;

(j) any Seller’s bank accounts;

(k) the Sellers’ rights under this Agreement, including any agreement, certificate, instrument or other document executed and delivered between the Sellers and the Purchasers in connection with the transactions contemplated hereby, and any other agreement between the Sellers and the Purchasers entered into on or after the date hereof;

(l) any assets, rights or properties to the extent related to, or used or held for use in any other business lines of any Seller that are not the Business;

(m) the Post-petition Accrued AP;

(n) any adequate assurance deposit under Section 366 of the Bankruptcy Code; and

(o) claims, refunds, causes of action and rights of recovery, to the extent not related to the Business, as a result of resellers allowing fraudulent usage of any product sold or resold by the Debtors.

Section 2.3 Assumed Liabilities; Excluded Liabilities.

(a) Circles Assumed Liabilities: At the Closing, Circles shall assume and agree to perform and discharge only the following Liabilities of the Sellers to the extent not previously performed or discharged, and no others (collectively, the “Circles Assumed Liabilities”):

(i) all Liabilities of a Seller which first accrue and are to be performed from and after the Closing under the Circles Assumed Contracts;

(ii) all Liabilities and obligations relating to and arising from the possession or ownership of or interest in the Circles Purchased Assets which first accrue on or after the Closing;

(iii) the obligations relating to and arising from the possession or ownership of or interest in the Circles Purchased Equity Interests, solely to the extent set forth in the Pareteum Africa JV Agreement which first accrue on or after the Closing;

(iv) the Cure Payments solely associated with the Circles Assumed Contracts (the “Circles Cure Payments”), which Circles Cure Payments shall be determined in accordance with the Chapter 11 sale and bid procedures;

(v) all Liabilities (including wages and commissions) relating to the employment of the Transferred Employees acquired by Circles that accrue on or after the Closing and relate to periods of employment with either Circles or its Affiliates after the Closing (it being acknowledged that the Sellers shall be liable for the wages and commissions and other Liabilities relating to the employment of the Transferred Employees that accrue prior to the Closing Date or relate to periods of employment with any of the Sellers before the Closing); and

(vi) all Liabilities related to Permitted Liens on the Circles Purchased Assets.

(b) CVG Assumed Liabilities: At the Closing, CVG shall assume and agree to perform and discharge only the following Liabilities of the Sellers to the extent not previously performed or discharged, and no others (collectively, the “CVG Assumed Liabilities” and, together with the Circles Assumed Liabilities, the “Assumed Liabilities”):

(i) all Liabilities of a Seller which first accrue and are to be performed from and after the Closing under the CVG Assumed Contracts;

(ii) all Liabilities and obligations relating to and arising from the operation of the Sellers’ Small and Medium Business Enterprise, Mobile Virtual Network Operation, Interactive Digital Media GmbH, and iPass Businesses or the possession or ownership of or interest in the CVG Purchased Assets after the Closing;

(iii) all Liabilities and obligations relating to and arising from the possession or ownership of or interest in the CVG Purchased Equity Interests;

(iv) all Cure Payments associated with the executory contracts and unexpired leases assumed and assigned to CVG (the “CVG Cure Payments”) which CVG Cure Payments shall be determined in accordance with the Chapter 11 sale and bid procedures;

(v) all Liabilities (including wages and commissions) relating to the employment of the Transferred Employees acquired by CVG that accrue on or after the Closing and relate to periods of employment with either CVG or its Affiliates after the Closing (it being acknowledged that the Sellers shall be liable for the wages and commissions and other Liabilities relating to the employment of the Transferred Employees that accrue prior to the Closing Date or relate to periods of employment with any of the Sellers before the Closing);

(vi) the Post-petition Accrued AP related to the Sellers’ Small and Medium Business Enterprise, Mobile Virtual Network Operation, Interactive Digital Media GmbH, and iPass Businesses or CVG Purchased Assets; and

(vii) all Liabilities related to Permitted Liens on the CVG Purchased Assets.

(c) Other than the Assumed Liabilities, the Purchasers shall not assume or be bound by or be obligated or responsible for, and the Sellers shall pay or otherwise satisfy, any duties, responsibilities, services, commitments, expenses, obligations or liabilities of any Seller or relating to the Business or the Purchased Assets (or which may be asserted against or imposed upon either Purchaser as a successor or transferee of any Seller or any of its Affiliates as an acquirer of the Purchased Assets as a matter of law) of any kind or nature, fixed or contingent, known or unknown, including the following (collectively, the “Excluded Liabilities”):

(i) any Liability (A) for Taxes of any Seller or Affiliate, or (B) Taxes relating to the Purchased Assets or the Business for any period ending on or prior to the Closing Date;

(ii) any Liability of any Seller or any Affiliate under any Excluded Contract or Excluded Asset;

(iii) any Liability of any Seller or any Affiliate relating to and arising from operation, possession or ownership of or interest in the Business or the Purchased Assets prior to the Closing Date, including all Liabilities for wages, commissions and benefits relating to the employment of any employee prior to the Closing or the termination of their employment with any Seller or Affiliate;

(iv) any Liability under the WARN Act as to any current or former employee of the Sellers or any Affiliate, whether accruing before, on, or after the Closing, except any such Liabilities to any of the Transferred Employees that accrue after the Closing and arise from a covered employment loss with the Purchasers or their respective Affiliates after the Closing;

(v) any Liability of any Seller or any Affiliate (other than relating to the Purchased Equity Interests) arising out of or resulting from its compliance or noncompliance with any Law;

(vi) any Liability of any Seller or any Affiliate (other than relating to the Purchased Equity Interests) relating to any Legal Proceeding arising out of or in connection with the conduct of the Business or any other conduct of any Affiliate or any of its officers, directors, employees, consultants, agents or advisors, in each case, for the period prior to Closing (other than the Assumed Liabilities);

(vii) any Liabilities of any Seller or any Affiliate arising under or in connection with any Employee Plans of, or maintained or required to be maintained by, any Affiliate;

(viii) any Liability of any Seller or any Affiliate to pay any fees or commissions to any broker or finder in connection with the transactions contemplated by this Agreement;

(ix) Post-petition Accrued AP;

(x) any Liability of any Seller or any Affiliate (other than relating to the Purchased Equity Interests) arising from an obligation to escheat property; and

(xi) any other Liability of any Seller or any Affiliate that is not an Assumed Liability.

(d) The Purchasers shall provide Sellers with Schedules setting forth the Assumed Contracts and the Excluded Contracts at any time on or before three (3) calendar days prior to the Closing Date in order to include or exclude from the definition of Assumed Contract and include or exclude in the definition of Excluded Contract, any Contract.

(e) On or before three (3) calendar days prior to the Closing Date, the Purchasers may provide Sellers with a list of Contracts (the “Interim Contracts”) for which a Purchaser, at Purchaser’s sole cost and expense, desires to be maintained by Sellers for fourteen (14) calendar days after the Closing Date with the applicable Purchaser to receive the benefits of such Interim Contracts and be responsible for the obligations under such Interim Contracts from the Closing Date unless and until the Purchasers designate such Interim Contracts as Assumed Contracts or Rejected Contracts, at which time Sellers, at Purchaser’s sole cost and expense, shall use their reasonable best efforts to effectuate such determination.

(f) The Assumed Contracts of the Debtors shall be assumed by the applicable Debtor and assigned to the applicable Purchaser in accordance with the requirements of Section 365 of the Bankruptcy Code and the Sale Order.

(g) To the extent that any Assumed Contract is not an executory contract or unexpired lease or cannot be assumed and assigned pursuant to Section 365 of the Bankruptcy Code, the Sellers shall seek to transfer the benefits of such Assumed Contract through the sale and/or assignment of such Assumed Contract to the applicable Purchaser in accordance with Section 2.4 hereof.

Section 2.4 Required Consents.

(a) Notwithstanding anything to the contrary contained herein, to the extent that the sale, conveyance, transfer, assignment or delivery or attempted sale, conveyance, transfer, assignment or delivery to the Purchaser of any Purchased Asset (including pursuant to Sections 363 and 365 of the Bankruptcy Code if applicable) (i) is prohibited by any applicable Law or (ii) would require the consent of any third party or any Governmental Authority and such consent cannot be effectively overridden or canceled by the Sale Order or other related order of the Bankruptcy Court (all such required consents of third parties which are necessary for the consummation of the transactions contemplated hereby, the “Required Consents”) and shall otherwise not have been obtained prior to Closing, this Agreement shall not constitute a sale, conveyance, transfer, assignment or delivery, or an attempted sale, conveyance, transfer, assignment or delivery of such Purchased Asset and the provisions set forth below in Section 2.4(b) shall govern.

(b) During the period from the date hereof through the Closing Date, the Sellers shall, and shall cause its Affiliates to, use their reasonable best efforts to obtain promptly (and before Closing) the consents and Required Consents with respect to the contracts set forth on Schedule 2.4(b).

(c) If, at any time after entry of the Sale Order by the Bankruptcy Court and for a period of up to ninety (90) days following the Closing Date, (i) the Purchasers identify any asset relating to the Business that it believes is material or necessary to the Business and the post-closing operations of such Purchaser that is not a Purchased Asset pursuant to Section 2.1, and (ii) such asset is still owned by a Seller, then such asset shall be deemed to be a Purchased Asset for all purposes of this Agreement, and the Sellers shall use, and shall cause each of their Affiliates to use, reasonable best efforts to convey such asset to the Purchasers. For the avoidance of doubt, to the extent any contract is deemed to be a Purchased Asset pursuant to this Section 2.4(c), such Contract shall be deemed to be an Assumed Contract for all purposes of this Agreement.

Section 2.5 Accounts Receivable. If, at any time after the Closing, (a) any Seller receives any payments with respect to the Accounts Receivable, such Seller shall pay all such amounts to the applicable Purchaser, or (b) any Seller receives any payments from any third-party relating to or arising from the Purchasers’ ownership of the Purchased Assets or operation of the Business after the Closing, including any payments with respect to the Purchasers Accounts Receivable, the Sellers shall pay all such amounts to the applicable Purchaser, in each case within ten (10) Business Days of receipt thereof. If, at any time after the Closing any Purchaser receives any payments from any third-party relating to or arising from an Excluded Asset, such Purchaser shall pay all such amounts to the applicable Seller in each case within ten (10) Business Days of receipt thereof.

Section 2.6 Delivery of Assets. Sellers shall deliver, or cause to be delivered, the Purchased Assets as set forth in Section 2.1 to the applicable Purchaser or any Affiliate of such Purchaser designated in writing by such Purchaser at the Closing using such delivery method as Purchaser may reasonably request prior to the Closing, including by way of electronic delivery. Any source code, software, or other intangible assets in electronic form that are included within the Purchased Assets shall be delivered by way of electronic delivery upload from computer storage devices owned by Sellers directly to computer storage devices owned by the Purchasers or by such other method as may be reasonably requested by the Purchasers.

Section 2.7 Disposition of Excluded Assets. Sellers shall be solely responsible for the disposition, disposal or maintenance of Excluded Assets.

ARTICLE III

PURCHASE PRICE; ALLOCATION

Section 3.1 Purchase Price. In exchange for the sale, assignment, transfer, conveyance and delivery of the Purchased Assets, the Purchasers shall, as applicable:

(a) assume the Assumed Liabilities, including assumption of the Circles Cure Payments and CVG Cure Payments, which shall be paid in accordance with this Section 3.1; and

(b) pay, as a credit bid of outstanding debt allocated among the Parties, the total purchase price of Sixty Million Eight Thousand One Hundred Sixty-Seven U.S. Dollars ($60,008,167) (the “Purchase Price”) as follows:

(i) the aggregate amount of outstanding indebtedness of the Bridge Loan, First Lien Notes, Second Lien Notes and all other pre-petition indebtedness of the Sellers held by the Purchasers or their Affiliates and all other holders of such pre-petition indebtedness under common agreement with the Purchasers; plus

(ii) the aggregate amount of outstanding indebtedness of the DIP Loan and all other post-petition indebtedness of the Seller held by the Purchasers and all other holders of such post-petition indebtedness under common agreement with the Purchasers; plus

(iii) the aggregate amount of any debt secured by any of the Purchased Assets of the Sellers that is held by the Purchasers and all other holders of such indebtedness under common agreement with the Purchasers.

At least five (5) Business Days prior to the Closing, the Sellers shall certify to the Purchasers in writing all required Cure Payments with respect to the Assumed Contracts. Such Cure Payments shall be made directly by the applicable Purchaser to the Assumed Contract counterparty and shall be included in the amount of the Purchase Price.

Section 3.2 Deposit. [Reserved].

Section 3.3 Purchase Price Allocation. The parties agree to allocate for Tax purposes (and, as applicable, to cause their respective Affiliates to allocate for Tax purposes) the Purchase Price and any other amounts treated as additional consideration for Tax purposes among the Purchased Assets in accordance with the following procedures and, to the extent applicable, in accordance with Section 1060 of the Code, and the Treasury Regulations promulgated thereunder. Within ninety (90) days after the Closing Date, the Purchasers shall jointly deliver to the Sellers (or such other Person as the parties may agree) a proposed allocation of the Purchase Price and any other amounts treated as additional consideration for Tax purposes as of the Closing Date (the “Purchasers’ Allocation”). No later than thirty (30) days following the delivery of the Purchasers’ Allocation, the Sellers may deliver to the Purchasers a statement setting forth in reasonable detail any objections thereto, the basis for such objections, and the Sellers’ proposed allocation (“Sellers’ Allocation Notice”). If Seller timely delivers to the Purchasers a Sellers’ Allocation Notice, the Sellers and the Purchasers shall, during the twenty (20) days following such delivery, use commercially reasonable efforts to reach agreement on the disputed items or amounts. The Purchasers’ Allocation, if no Sellers’ Allocation Notice is timely delivered, or as adjusted pursuant to any agreement between the Sellers and the Purchasers during the twenty (20) day period following the timely delivery of Sellers’ Allocation Notice (the “Allocation”), shall be final and binding on the parties; provided, that if the Sellers’ Allocation Notice is timely delivered and the Sellers and the Purchasers are unable to reach agreement within such twenty (20) day period, they shall not be required to reach agreement, and each party shall file its respective Tax Returns in accordance with such allocation as it determines to be correct and consistent with applicable Law. If an Allocation is determined pursuant to the foregoing provisions of this Section 3.2, each of the parties (a) shall (and shall cause its Affiliates to) prepare and file all Tax Returns (and Internal Revenue Service Forms 8594) in a manner consistent with the Allocation and (b) shall not (and shall cause its Affiliates not to) take any position on any Tax Return or in connection with any Tax proceeding inconsistent with the Allocation, in each case, except to the extent otherwise required by a “determination” within the meaning of Section 1313(a) of the Code (or any analogous provision of applicable state, local or non-U.S. Law).

ARTICLE IV

INSTRUMENTS OF TRANSFER AND ASSUMPTION

Section 4.1 Transfer Documents. At the Closing, the Sellers shall deliver to the Purchasers (a) one or more Bills of Sale in form and substance attached hereto as Annex II (the “Bills of Sale”), (b) an assignment with respect to the Purchased Equity Interests in form and substance reasonably acceptable to the parties and (c) all such other good and sufficient instruments of sale, transfer and conveyance consistent with the terms and provisions of this Agreement, including an assignment of the Intellectual Property Assets of the MVNE Business or the Non-MVNE Business, as the case may be, in form and substance attached hereto as Annex IV (the “Intellectual Property Assignment Agreement”) and any other assignments as shall be reasonably necessary to vest in the Purchasers all of the Sellers’ right and title to, and interest in, the Purchased Assets.

Section 4.2 Assignment and Assumption Documents. At the Closing, the Purchasers and the Sellers, as applicable, shall execute and deliver one or more Assignment and Assumption Agreements in form and substance attached hereto as Annex V (the “Assumption Agreements”) in order to effect the assignment and assumption of the Assumed Liabilities.

ARTICLE V

CLOSING

Section 5.1 Closing Date. Subject to the terms and conditions hereof, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place via email or videoconference, at the offices of King & Spalding LLP, 1180 Peachtree Street, NE. Suite 1600, Atlanta, Georgia 30309, or at such other location as may be mutually agreed upon among the parties hereto on the earliest practicable business day after the date on which all conditions to Closing set forth in Articles IX and X have been satisfied (or waived) or such later date as the parties mutually agree in writing (the “Closing Date”). The Closing shall be effective as of 12:01 a.m. Eastern Time on the Closing Date.

ARTICLE VI

SELLERS’ REPRESENTATIONS AND WARRANTIES

Each Seller represents and warrants to each Purchaser that the statements contained in this Article VI are true and correct as of the date of this Agreement, subject to the disclosures and exceptions set forth in the Disclosure Schedules attached hereto:

Section 6.1 Organization, Qualification and Corporate Power. Each Seller is a company duly organized and validly existing under the Laws of the state or country of its formation. Each Seller has all necessary power and authority to own and operate its properties and to carry on its business as it is now being conducted. Subject to entry of the Sale Order, each Seller has the corporate power and corporate authority to execute and deliver and perform its obligations under this Agreement and the other Transaction Documents, and to undertake the transactions contemplated hereby and thereby. As used herein, the term “Transaction Documents” means this Agreement and all other agreements, documents, exhibits, annexes, and instruments executed in connection herewith or required to be executed and/or delivered by a Seller in accordance with the provisions of this Agreement.

Section 6.2 Authorization, Execution and Delivery of Agreement and Transaction Documents. Subject to the entry of the Sale Order, the execution, delivery and performance of this Agreement and the other Transaction Documents by each Seller and the transfer or assignment of the Purchased Assets to the Purchasers, as set forth in Section 2.1, have been duly and validly authorized and approved by all necessary corporate action of each Seller. Subject to the entry of the Sale Order and receipt of the Required Consents, each Seller has full power, right and authority to sell and convey to the Purchasers the Purchased Assets owned by such Seller.

Section 6.3 Title to Assets; Sufficiency of Assets. Each Seller has title to, or a valid leasehold interest in, all of the properties and assets included in the Circles Purchased Assets and in the CVG Purchased Assets that it is conveying pursuant hereto. Subject to entry of the Sale Order and upon the consummation of the transactions contemplated hereby and by the Transaction Documents, the Purchasers shall acquire title to all of the Purchased Assets, as set forth in Section 2.1, free and clear of all Liens other than Permitted Liens. Except for the Excluded Assets set forth in Section 2.2(a) and Section 2.2(f), the Purchased Assets (taken as a whole) are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted as of the date hereof (subject to any Excluded Contracts that the Purchasers elect not to acquire as provided in Section 2.3(d)); provided that the Circles Purchased Assets are sufficient for the continued conduct and operations of the MVNE Business after the Closing in substantially the same manner as conducted as of the date hereof; provided, further notwithstanding the foregoing, the foregoing representation regarding the Circles Purchase Assets does not take into account any transition services agreement, shared services agreement, or similar agreement that may exist between Circles and CVG. The Purchased Assets constitute all of the material rights, property and assets necessary to conduct the Business as conducted as of the date hereof (subject to any Excluded Contracts that the Purchasers elect not to acquire as provided in Section 2.3(d)). Except for the Excluded Assets set forth in Section 2.2(a), Section 2.2(e) and Section 2.2(f), none of the Excluded Assets are material to or necessary for the conduct of the Business. The Purchased Assets include all material books and records owned, primarily used or primarily held for use by any Seller with respect to the Business. No Affiliate of any Seller that is not a Seller under this Agreement has any right, title or interest in, to or under any properties, assets and rights primarily used in, or primarily held for use in, the Business, other than immaterial assets, and no Seller or Affiliate of any Seller has any claim against the Business or any Seller in respect of the Business.

Section 6.4 Legal Proceedings. Except for the Bankruptcy Case and as set forth on Schedule 6.4, there is no Legal Proceeding pending or, to the Knowledge of the Sellers, threatened in writing against any Seller, the Business or the Purchased Assets (or to the Knowledge of the Sellers, pending or threatened, against any of the officers, directors or employees of any Seller with respect to their business activities related to the Purchased Assets or the Business) (a) that as of the date hereof challenges or that as of the date hereof is reasonably expected to have the effect of preventing, making illegal, delaying or otherwise interfering with any of the transactions contemplated by this Agreement; or (b) that as of the date hereof would have a Material Adverse Effect on the portion of the Purchased Assets or the Business that is attributed to the Borrower Sellers, if successfully prosecuted.

Section 6.5 Real Property. No Seller owns any real property. Schedule 6.5 sets forth the street addresses of all real property primarily used or primarily held for use in the Business which any Seller leases, operates, occupies or subleases in connection with the Business or upon which any tangible Purchased Assets are located and certain of the instruments, easements, leases, subleases, options and other material agreements (including all amendments thereto) creating any interest or right in any Seller or any other party in any of the real property specifying the name of the lessor or sublessor (as applicable) (collectively, the “Real Property Leases”).

Section 6.6 No Violation of Laws or Agreements. Subject to the entry of the Sale Order and receipt of the Required Consents, the execution and delivery by the Sellers of this Agreement and the Transaction Documents contemplated hereby, the performance by any Seller or any other Seller of obligations hereunder and thereunder and the consummation by any Seller of the transactions contemplated herein and therein shall not violate, (a) any Laws or any judgment, decree, order, regulation or rule of any court or Governmental Authority to which any Seller is subject; (b) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the Purchased Assets, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument to which any Seller is a party and which relates to any of the Purchased Assets; or (c) contravene, conflict with or result in a violation of any provision of any organizational documents of any Seller, except in the cases of clauses (a) and (b) for such violations which are not material to the Business.

Section 6.7 Employee Benefits. Schedule 6.7 sets forth all material Employee Plans covering employees, directors or consultants or former employees, directors or consultants in, or related to, the Business or any of the Sellers (other than Employee Plans that constitute Employment Contracts). The Sellers have made available to the Purchasers a summary description of all Employee Plans which are not in writing.

Section 6.8 Labor Matters. Except as set forth on Schedule 6.8, no Seller (a) is or during the past three years has been, a party to or bound by any collective bargaining or similar agreement with any labor organization, trade union, works council or other organization or body involving any of its Business Employee or Business Employee representatives; is otherwise required (under any Law, under any Contract or otherwise) to provide payment, benefits or working conditions under any of the foregoing; and has ever had any employees that are represented by any labor organization, trade union, works council or other similar organization or body; (b) is or during the past three years has been a member of any employers’ association or organization and has ever paid and is required to pay and has ever been requested to pay any payment (including professional organizational handling charges) to any employers’ association or organization; and (c) has knowledge of any existing or past organizing activities among the Business Employees of any Seller or Affiliate. No Seller has ever been engaged in any unfair labor practice of any nature. Other than their salaries and other compensation as set forth in the Employee Census, the Business Employees are not entitled to any material payment or benefit that should be reclassified as part of their determining salary for any purpose. All current and former Contractors of the Business are and have been rightly classified as independent contractors and are not entitled to any employment benefits which would be material to the Sellers.

Section 6.9 Brokers. Except for those persons set forth on Schedule 6.9, to whom the Sellers shall be solely responsible for any fees or commissions owing, no Seller has engaged any agent, broker or other Person acting pursuant to the express or implied authority of any Seller which is or may be entitled to a commission or broker’s or finder’s fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Purchased Assets.

Section 6.10 Permits. Each Seller is and at all times during the last two (2) years has been in compliance in all material respects with all permits applicable to it, or applicable to the conduct and operations of the Business, or relating to or affecting the Purchased Assets. No Seller has received any written notice during the last two (2) years from any Governmental Authority specifically alleging (a) any actual, alleged, possible or potential material violation of, or failure to comply with, any such permits or (b) any actual, alleged, possible or potential revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any permit. Schedule 6.10 sets forth an accurate and complete list of all of the permits material or necessary to the operation of the MVNE Business.

Section 6.11 Taxes; Tax Returns. Except as set forth on Schedule 6.11, Sellers have filed or caused to be filed on a timely basis all material Tax Returns with respect to Taxes that are or were required to be filed pursuant to applicable Laws by each Seller or with respect to the Assets or the Business. All such Tax Returns are true, correct and complete in all material respects. Seller has timely paid all material Taxes related to the Assets or the Business (whether or not shown on any Tax Return). No Seller currently is the beneficiary of any extension of time within which to file any Tax Return related to the Business or Assets. Except as set forth on Schedule 6.11, no Seller has received any outstanding notice of audit, and is not undergoing any audit, of Tax Returns relating to the Business and has never received any written notice of deficiency or assessment from any taxing authority with respect to liability for any material amount of Taxes relating to the Business which has not been fully paid or finally settled. Except as set forth on Schedule 6.11, each Seller has complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes and has withheld all material amounts required by law to be withheld from the wages or salaries of employees and independent contractors of the Business and is not liable for any material Taxes with respect to the employees and independent contractors of the Business for failure to comply with such laws, rules and regulations.

Section 6.12 Compliance with Laws.

(a) Each Seller and the conduct of the Business are and at all times during the last two (2) years have been in compliance in all material respects with all Laws applicable to them or to the conduct and operations of the Business or relating to the Purchased Assets. Except as set forth on Schedule 6.12, no Seller has received any written notice during the last two (2) years to the effect that, or otherwise been advised of, and to the Knowledge of the Sellers there has not occurred with respect to the Purchased Assets or the Business, (a) any actual, alleged, possible or potential violation of, or failure to comply with, in all material respects, any such Laws, or (b) any actual, alleged, possible or potential obligation on the part of any Seller to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature.

(b) Each Seller and the conduct of the Business is, and at all times has been, in compliance with applicable Laws of the United States and other jurisdictions in which the Sellers operate or to which any Seller is subject with respect to import and export control and economic sanctions, including the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, and the U.S. Department of the Treasury Office of Foreign Asset Control (“OFAC”) economic sanctions regulations. No Seller has at any time been counterparty to any commercial agreement with any Person who is the target of, or listed as a designated person in respect of, any economic sanction administered by OFAC or the U.S. Department of Commerce or has engaged, directly or indirectly, in any business with or related to any country or territory that is the subject of any comprehensive economic or financial sanctions or trade embargoes administered or enforced by OFAC (currently Russia, Crimea, Cuba, Iran, Sudan, Syria, and North Korea).

(c) No Business nor any of its representatives acting on its behalf has at any time (i) taken any action, directly or indirectly, in violation (or that may result in any violation) of Anti-Bribery Laws, including corruptly making, offering, authorizing or promising any payment, contribution, gift, business courtesy, bribe, rebate, kickback or any other thing of value, regardless of form or amount, to any Person to induce the recipient to act improperly, to obtain a competitive advantage for any party or to receive favorable treatment in obtaining or retaining business or (ii) corruptly or improperly accepted, received or solicited anything of value in connection with the Business. Each Seller conducts, and has at all times conducted, its business in compliance with

Anti-Bribery Laws and none of any Seller’s principals, directors, officers, employees, or other agents is an official, agent, employee, or representative of any national, provincial, or local government, wholly or partially government-owned or government-controlled entity, political party, political candidate, or public international organization.

Section 6.13 Material Contracts. Each Material Contract is and, as of the Closing will be, valid and in full force and effect, and is and, as of the Closing will be, enforceable by Sellers in accordance with its terms except to the extent such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors. Sellers have not waived any of their material rights, defenses, setoffs or rights of recoupment under any Material Contract. No Seller, Affiliate or, to the Knowledge of the Sellers, any other party thereto, is in material breach of, or material default under, any Material Contract except for any material breach of or default under, any Material Contract that (a) would be remedied solely by the payment of Cure Payments and/or (b) arises directly and solely from the filing of the Bankruptcy Case.

(a) Key MVNE Customer Contracts. To the Knowledge of Sellers, each Key MVNE Customer Contract is, and as of the Closing will be, valid and in full force and effect, and is, and as of the Closing will be, enforceable by Sellers in accordance with its terms. Sellers have not waived any of their material rights, defenses, setoffs or rights of recoupment under any Key MVNE Customer Contract.

(b) Required Consents. Schedule 6.13(b) sets forth an accurate and complete list of all Required Consents and, to the Knowledge of Sellers, no other consents or approvals are necessary for the acquisition of the Purchased Assets or the assignment of the Assumed Contracts, after giving effect to the Sale Order.

Section 6.14 Intellectual Property.

(a) The Sellers exclusively own all of the Intellectual Property Assets, free and clear of all Liens (other than Permitted Liens). The Intellectual Property Assets being conveyed to Circles relating to the MVNE Business are sufficient for the continued conduct and operations of the MVNE Business after the Closing in substantially the same manner as conducted as of the date hereof; provided, however, that notwithstanding the foregoing, the foregoing representation regarding the Intellectual Property Assets being conveyed to Circles relating to the MVNE Business does not take into account any transition services agreement, shared services agreement, or similar agreement that may exist between Circles and CVG.

(b) Intentionally Deleted

(c) Intentionally Deleted

(d) Schedule 6.14(d) sets forth an accurate and complete list in all material respects of all of the Intellectual Property that is an Intellectual Property Asset subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including without limitation, any and all registered trademarks, registered copyrights, issued and reissued patents and pending applications for any of the foregoing (the “IP Registrations”).

(e) Excluding the Non-Material IP Registrations, all IP Registrations (i) are subsisting and, to the Knowledge of the Sellers, valid and enforceable; (ii) have not (to the extent applicable) expired, been cancelled or abandoned; and (iii) are not subject to any order, judgment, injunction, decree, ruling or agreement that would materially affect the enforceability of, use of or rights to, such Intellectual Property. The Seller takes commercially reasonable steps to protect and preserve the confidentiality, secrecy, and value of all material trade secrets that are an Intellectual Property Asset. Excluding Non-Material IP Registrations, all filings and fees related to the IP Registrations that are required to maintain such IP registrations have been paid by the date of this Agreement and have been timely filed with and paid to the relevant Governmental Authority and authorized registrars.

(f) The operation of the Business and the Intellectual Property Assets (i) do not conflict with, infringe, violate, or interfere with or misappropriate any right, title or interest of any Person and (ii) do not constitute unfair competition or unfair trade practices under any Laws. There is no pending or, to the Knowledge of the Sellers, threatened claim that any of the Intellectual Property Assets are invalid or which contests the ownership or right of any Seller to use or exploit any of the Intellectual Property Assets, and, to the Knowledge of the Sellers, there is no reasonable basis for any claim contesting the validity, ownership or right of any Seller to use or exploit any of the Intellectual Property Assets.

(g) To the Knowledge of the Sellers, there is no unauthorized use, unauthorized disclosure, infringement, violation, or misappropriation in any material respect of any Intellectual Property Assets. No Seller has received any written notice within the last three years (whether written or oral) that any Person is infringing, violating, or misappropriating any Intellectual Property Assets otherwise making any unauthorized use or disclosure of any Intellectual Property Assets. To the Knowledge of the Sellers, no such infringement, violation, misappropriation, use, or disclosure is occurring or has occurred.

(h) Each current or former director, officer, employee, consultant, and contractor who has been materially involved in, or who contributed to, the creation or development of any of the Intellectual Property Assets (each, an “IP Contributor”) in sufficient degree as to otherwise derive a right, title or interest in such Intellectual Property, such IP Contributor has executed and delivered to the applicable Seller a valid and enforceable assignment in the form provided to the Purchasers of all rights, title, and interests that such Person may have, may have had, or may hereafter acquire in or to such Intellectual Property and a valid and enforceable waiver of any and all rights (including moral rights) that such Person may have.

(i) Each Seller (a) has taken commercially reasonable steps to maintain the confidentiality of its confidential and proprietary trade secrets and confidential information that are Intellectual Property Assets, (b) taken all appropriate steps to not disclose confidential, proprietary Business information, or know-how to any Person other than an officer, director, employee, or consultant of that Seller and under a nondisclosure agreement, and (c) taken commercially reasonable steps to have not deposited, disclosed, or delivered to any Person, or agreed to or permitted the deposit, disclosure, or delivery to any Person of, any Business software source code. To the Knowledge of the Sellers, no event has occurred, and no circumstances or conditions exist, that with or without notice or lapse of time or both, shall, or could reasonably be expected to, result in the disclosure or delivery to any Person of any software source code used in the Business.

(j) Each Seller has taken commercially reasonable measures to protect and maintain the confidential nature of, and prevent unauthorized access to, Personal Information contained in any computer or data storage system hosted or maintained by or on behalf of any Seller that constitutes a Purchased Asset. No Seller sells, rents, or otherwise makes available to third parties any Personal Information submitted by individuals that constitutes a Purchased Asset. No claims have been asserted or threatened in writing with respect to any Seller’s receipt, collection, use, storage, processing, disclosure, or disposal of Personal Information that constitutes a Purchased Asset. “Personal Information” means data that relates to and identifies an identified or identifiable individual, including name, address, telephone number, electronic mail address, unique government-issued identifier, bank account number, credit card number, or any other data that may be used to identify an individual.

(k) Each Seller has implemented and maintained, consistent with customary industry practices and its obligations to third parties, security and other measures adequate to protect computers, networks, software, and systems used by the Sellers to store, process, or transmit Personal Information from loss, theft, unauthorized access, use, disclosure, or modification, in each case, that constitute Purchased Assets. No violation by any Seller of any data security policy in relation to any Personal Information owned or controlled by such Seller that constitutes a Purchased Asset has occurred or is threatened in writing, and to the Knowledge of the Sellers, excluding the security incidents as set forth in Schedule 6.14(k), there has been no breach or security incident involving Personal Information owned or controlled by the Sellers or any unauthorized or illegal processing by a third party of any such Personal Information.

(l) No funding, facilities, resources or personnel of any Governmental Authority, university, college, military, other educational institution or research center (each, an “R&D Sponsor”) were used, directly or indirectly, by any Seller, in the development or creation of any Intellectual Property Asset. None of the Sellers has received a written claim of ownership interest by an R&D Sponsor in any Intellectual Property Asset. To the Knowledge of the Sellers, no R&D Sponsor has any claim of right to, ownership of or other lien on any Intellectual Property Asset. No Seller has received any written notice from any Governmental Authority claiming any rights in any Intellectual Property Asset.

(m) The Business’s products do not involve the use or development of, or engagement in, encryption technology, or other technology whose development, commercialization or export is restricted or otherwise requires a license under Law.

(n) Except pursuant to the IP Agreements, there are no royalties, fees, honoraria or other payments payable to any Person by reason of the ownership, development, modification, use, license, sublicense, sale, distribution or other disposition of the Intellectual Property Assets.

Section 6.15 Cybersecurity. The information technology and equipment, computers, systems, networks, hardware, software, websites, applications, and databases owned or controlled by the Sellers that constitute Purchased Assets (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the

Business as currently conducted, free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. The Sellers have implemented and maintained commercially reasonable physical, technical and administrative controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data, including Personal Information used in connection with the Business. To the Knowledge of the Sellers, there have been no material breaches, violations, outages or unauthorized uses of or accesses of the IT System, except for those that have been remedied without material cost or liability or the duty to notify any other person, nor any incidents under internal review or investigations relating to the same. The Sellers are presently in material compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Personal Information and to the protection of such IT Systems and Personal Information from unauthorized use, access, misappropriation or modification.

Section 6.16 Financial Statements. Except as set forth on Schedule 6.16, the Sellers have delivered or made available to the Purchasers or their respective representatives true, correct and complete copies of each of the reports, schedules, forms, proxy statements, statements and other documents required to be filed with the SEC (the “SEC Documents”) that exist and are not available on the EDGAR system;

(a) as of their respective dates, the financial statements of the Sellers that have been filed with the SEC (including, without limitation, any notes or any letter of the independent accountants of the Company with respect thereto) included in the SEC Documents (the “Financial Statements”) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing, and such financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”), consistently applied, during the periods involved (except (x) as may be otherwise indicated in such financial statements or the notes thereto, or (y) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Sellers as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material, either individually or in the aggregate)

(b) the Sellers are not currently contemplating to amend or restate any of the Financial Statements, nor are the Sellers currently aware of facts or circumstances which would require the Sellers to amend or restate any of the Financial Statements, in each case, in order for any of the Financials Statements to be in material compliance with GAAP and the rules and regulations of the SEC; and

(c) the Sellers have not been informed by its independent accountants that they recommend that the Sellers amend or restate any of the Financial Statements or that there is any need for the Sellers to amend or restate any of the Financial Statements.

Section 6.17 Absence of Certain Changes. Since the date of the Sellers’ most recent audited financial statements contained in a Form 10-K, except as specifically set forth on Schedule 6.17 or in a subsequent SEC Document filed prior to the date hereof:

(a) neither the Sellers nor any of their Affiliates have (i) declared or paid any dividends to any Person other than a Seller or an Affiliate, (ii) sold any assets, individually or in the aggregate, in excess of $250,000, or (iii) made any capital expenditures, individually or in the aggregate, in excess of $250,000; and

(b) neither the Sellers nor any of their Affiliates have made any revaluation of any of their respective assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets other than in the ordinary course of business.

ARTICLE VII

PURCHASERS’ REPRESENTATIONS AND WARRANTIES

Each of the Purchasers represents and warrants to the Sellers that the statements contained in this Article VII are true, correct and complete as of the date of this Agreement.

Section 7.1 Organization; Qualification and Corporate Power. Each Purchaser is a corporation duly organized, validly existing and in good standing, in the case of Circles, under the Laws of the country of Singapore and in the case of CVG, under the Laws of the state of Delaware. Each Purchaser has all necessary power and authority to (a) own and operate its properties and carry on its business as it is now being conducted, (b) perform its obligations under this Agreement and the other Transaction Documents, and to undertake and carry out the transactions contemplated hereby and thereby, and (c) own the Purchased Assets.

Section 7.2 Authorization, Execution and Delivery of Agreement and Transaction Documents. All necessary consents and approvals have been obtained by each Purchaser for the execution and delivery of this Agreement and the Transaction Documents. The execution, delivery and performance of this Agreement and the other Transaction Documents in accordance with their terms by each Purchaser have been duly and validly authorized and approved by all necessary corporate action. Each Purchaser has full power, right and authority to acquire the Purchased Assets, as set forth in Section 2.1. This Agreement is, and each of the other Transaction Documents when so executed and delivered, shall be, a valid and binding obligation of such Purchaser, enforceable against it in accordance with its terms, except to the extent such enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors.

Section 7.3 Brokers. Neither Purchaser has engaged any agent, broker or other Person acting pursuant to the express or implied authority of such Purchaser which is or may be entitled to a commission or broker’s or finder’s fee in connection with the transactions contemplated by this Agreement or otherwise with respect to the sale of the Purchased Assets.

Section 7.4 No Violation of Laws or Agreements. The performance by each Purchaser of its obligations contemplated hereunder and the consummation by each Purchaser of the transactions contemplated herein shall not violate, (a) any Laws or any judgment, decree, order, regulation or rule of any court or Governmental Authority to which such Purchaser is subject; or (b) contravene, conflict with or result in a violation of any provision of any organizational documents of such Purchaser, except in the case of clause (a) for such violations which are not material to such Purchaser.

Section 7.5 Legal Proceedings. There is no Legal Proceeding pending or, to the knowledge of either Purchaser, threatened in writing against either Purchaser or any of the officers, directors or employees of either Purchaser that as of the date hereof challenges or that as of the date hereof is reasonably expected to have the effect of preventing, making illegal, delaying or otherwise interfering with any of the transactions contemplated by this Agreement.

Section 7.6 Adequate Assurances Regarding CVG Cure Payment and Circles Cure Payment. As of and after the Closing, CVG has sufficient funds available to deliver the CVG Cure Payments and shall be capable of satisfying the conditions contained in Sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Assumed Contracts, as applicable. As of and after the Closing, Circles has sufficient funds available to deliver the Circles Cure Payments and shall be capable of satisfying the conditions contained in Sections 365(b)(1)(C) and 365(f) of the Bankruptcy Code with respect to the Assumed Contracts, as applicable.

Section 7.7 Purchasers Experience; Non-Reliance. Each Purchaser agrees to accept the Purchased Assets, as set forth in Section 2.1, and the Assumed Liabilities, as set forth in Section 2.3, in the condition they are in at the Closing without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to the Sellers, except as expressly set forth in this Agreement.

ARTICLE VIII

SELLERS’ AND PURCHASERS’ COVENANTS AND AGREEMENTS

Section 8.1 Conduct of Business. Except as otherwise expressly contemplated by this Agreement or with the prior joint written consent of the Purchasers or except as described on Schedule 8.1, from the date hereof until the Closing Date, each Seller shall use, and shall cause each of its Affiliates to use reasonable best efforts to (i) preserve the Purchased Assets and (ii) operate the Business in the Ordinary Course of Business. Without limiting the generality of the foregoing, each Seller shall, and shall cause each of its Affiliates to, other than in the Ordinary Course of Business, as required by law or with the Purchasers’ joint written consent, refrain from doing any of the following in respect of the Purchased Assets: (a) disposing of or transferring any Purchased Asset and Business Employees, (b) transferring any tangible Purchased Asset to any other location to the extent that such other location is not otherwise part of the Purchased Assets, or (c) except as otherwise provided or required in this Agreement, terminating, amending or modifying the material terms of any of the Assumed Contracts.

Section 8.2 Mutual Covenants. The parties hereto mutually covenant (subject to the other terms of this Agreement):

(a) from the date of this Agreement to the Closing Date, to cooperate with each other in determining whether filings or notifications are required to be made or consents (including any Required Consents) are required to be obtained in any jurisdiction in connection with the consummation of the transactions contemplated by this Agreement which consents shall not, in any event, include any consent the need for which is obviated by the Sale Order or otherwise by the provisions of the Bankruptcy Code; provided, however, that Sellers shall make or cause to be made any such filings as reasonably required or requested to timely obtain the Required Consents; provided, further however that each party hereto shall furnish to the other and to the other’s counsel all such information as may be reasonably required in order to effectuate the foregoing action; and

(b) from the date of this Agreement to the Closing Date, to advise the other party promptly if such party determines that any condition precedent to its obligations hereunder shall not be satisfied in a timely manner.

Section 8.3 Access to Information. Prior to and through the date on which the Closing occurs or this Agreement is terminated, the Purchasers shall be permitted to discuss the Purchasers’ entering into this Agreement and its intent to acquire the Purchased Assets subject to the approval of the Bankruptcy Court, if applicable, with current customers, vendors and other key stakeholders of the Business and the Sellers shall, and shall cause each of its Affiliates to, cooperate with the Purchasers and shall give the Purchasers and its representatives (including the Purchasers’ accountants, consultants, counsel and employees), upon reasonable notice and during normal business hours, full access to all properties, Contracts, customers, vendors, leases, equipment, employees, affairs, books, documents, records and other information of the Sellers to the extent relating to the Business, the Purchased Assets, Assumed Liabilities, and any other aspect of this Agreement and shall cause their respective officers, employees, agents and representatives to furnish to the Purchasers all available documents, records and other information (and copies thereof), to the extent relating to the Purchased Assets, Assumed Liabilities, and any other aspect of this Agreement, in each case, as the Purchasers may reasonably request. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require any Seller to disclose information subject to attorney-client privilege.

Section 8.4 Public Announcement. No party hereto shall make or issue, or cause to be made or issued, any public announcement or written statement concerning this Agreement or the transactions contemplated hereby without making reasonable and good faith efforts to consult with and seek input from the other parties hereto prior to release about the content of any such announcement or statement or unless counsel to such party advises that such announcement or statement is required by law (such as an obligation to disclose under federal securities laws of the United States) (in which case the parties hereto shall make reasonable efforts to consult with each other prior to such required announcement).

Section 8.5 Preservation of Records. From and after the Closing Date, upon request of at least two (2) Business Days, by any Seller, the Purchasers shall permit the Sellers and their representatives to have reasonable access during normal business hours, and in a manner so as not to interfere unreasonably with the normal business operations of the Purchasers, to all premises, properties, personnel, books and records, contracts, and documents of or related to the Purchased Assets or the Assumed Liabilities for the purposes of (a) preparing any Tax Returns or (b) complying with the requirements of, or responding to inquiries by, any Governmental Authority; provided, however, that, for the avoidance of doubt, the foregoing shall not require the Purchasers to take any such action if (i) such action may result in a waiver or breach of any attorney/client privilege or conflict with any confidentiality obligations to which the Purchasers are bound, or (ii) such action could reasonably be expected to result in violation of applicable Law or court order. The Purchasers agree to maintain the files or records which are contemplated by the first sentence of this Section 8.5 for six (6) years following the Closing Date.

Section 8.6 Taxes.

(a) Subject to Section 8.6(b) and (f) (which shall govern any transfer Taxes), the Sellers shall be responsible for and pay or discharge all Taxes of the Sellers and their Affiliates, and all Taxes in connection with, relating to or arising out of the Business, the Excluded Assets, the Excluded Liabilities or the ownership of the Purchased Assets, or the Assumed Liabilities attributable to taxable periods, or portions thereof, ending on or before the Closing Date, which Taxes shall be an Excluded Liability.

(b) For purposes of this Agreement, with respect to any Purchased Asset, the Sellers and the Purchasers shall apportion the liability for real and personal property Taxes, ad valorem Taxes, and similar Taxes (“Periodic Taxes”) for Straddle Periods applicable to such Purchased Asset in accordance with this Section 8.6(b). The Periodic Taxes described in this Section 8.6(b) shall be apportioned between the Sellers and the Purchasers as of the Closing Date, with the Purchasers liable for that portion of the Periodic Taxes for a Straddle Period equal to the Periodic Taxes for such Straddle Period multiplied by a fraction, the numerator of which is the number of days remaining in such Straddle Period after the Closing Date, and the denominator of which is the total number of days in such entire Straddle Period (which portion of such Taxes shall for purposes of this Agreement be deemed an Assumed Liability). The Sellers shall be liable for that portion of the Periodic Taxes for a Straddle Period for which the Purchasers are not liable under the preceding sentence (which portion of such Taxes shall for purposes of this Agreement be deemed an Excluded Liability). The party hereto responsible under applicable Law for paying a Tax described in this Section 8.6(b) shall be responsible for administering the payment of such Tax. To the extent the liability for Periodic Taxes for a certain Straddle Period is not determinable at the time of Closing or such Periodic Taxes are charged in arrears, such Periodic Taxes shall be prorated for such Straddle Period, based on the most recent ascertainable full tax year. For purposes of this Section 8.6(b), the Straddle Period for ad valorem Taxes and real and personal property Taxes shall be the fiscal period for which such Taxes were assessed by the applicable Tax jurisdiction. The Sellers, on the one hand, or the Purchasers, on the other hand, as the case may be (the “Reimbursing Party”), shall promptly provide reimbursement for any Tax paid by the other (the “Paying Party”), all or a portion of which is the responsibility of the Reimbursing Party in accordance with the terms of this Agreement (including this Section 8.6). Within a reasonable time prior to the payment of any such Tax, the Paying Party shall give notice to the Reimbursing Party of the Tax payable and the Paying Party’s and Reimbursing Party’s respective liability therefor, although failure to do so shall not relieve the Reimbursing Party from its liability hereunder except to the extent the Reimbursing Party is actually prejudiced thereby.

(c) The Sellers and the Purchasers shall (i) provide such assistance as may reasonably be requested by either of them in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority or any judicial or administrative proceeding with respect to Taxes, (ii) retain and provide the other with any records or other information which may be relevant to such return, audit, examination or proceeding, and (iii) provide the other with any final determination of any such audit or examination proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period (which shall be maintained confidentially); provided, however, that notwithstanding anything to the contrary herein, neither the Purchasers nor any of their respective Affiliates shall be required to provide any Tax information that it regards as privileged or confidential, including any Tax Return of Purchaser or any of its Affiliates.

(d) The parties shall (i) for purposes of taxes imposed under the United States Federal Unemployment Tax Act and the United States Federal Insurance Contributions Act, treat each Purchaser as a “successor employer” and the applicable Seller as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to any employees of the Sellers who become employees of either Purchaser (including the Transferred Employees) and (ii) implement the alternate procedure described in Section 5 of Revenue Procedure 2004-53 (provided that at or prior to Closing, the Sellers have provided to each Purchaser all information reasonably necessary to implement such alternative procedure), in each case, to the extent applicable.

(e) [Reserved.]

(f) Purchasers and Sellers shall cooperate in preparing, executing and filing sales, use, real estate, transfer and similar Tax Returns relating to the purchase and sale of the Assets, and also shall cooperate to minimize or avoid any transfer Taxes that might be imposed to the extent permitted by applicable Law (such as, for example and not by way of limitation, Purchaser providing any Seller with a copy of Purchaser’s resale certificate, or such other instruments as will relieve Purchaser or a Seller from Liability for any transfer Tax). Purchasers shall be responsible for all such transfer Taxes incurred in connection with the purchase and sale of the Purchased Assets contemplated by this Agreement, including any interest or penalties in respect thereof. The Purchase Price (and any other consideration required to be taken into account for purposes of determining the amounts of such Taxes) with respect to Purchased Assets subject to such Taxes shall be allocated for such purpose in a manner consistent with the Allocation as finally determined

Section 8.7 Good Faith Efforts. Without limiting the specific obligations of any party hereto under any covenant or agreement hereunder, each party hereto shall, and shall cause its Affiliates to, use its good faith efforts to take all action and do all things necessary to consummate the transactions contemplated in this Agreement as soon as reasonably practicable; provided, however, that (a) no party hereto or its Affiliates shall be required to make any concessions that would adversely affect its business or be materially more burdensome to such party (including to amend any contract to increase the amount payable thereunder, commence any litigation, settle or compromise any matter, offer or grant any accommodation (financial or otherwise) to any third party or Governmental Authority, pay any amount or bear any other incremental economic burden to obtain any consent or order or to effect the assignment or transfer of a Purchased Asset), (b) no party hereto or its Affiliates shall incur any expense that would be payable or otherwise borne by another party hereto or such other party’s Affiliates without the consent of such other party, (c) the Sellers shall not, and shall cause each of its Affiliates to not, make any concessions that would purport to bind the Business from and after the Closing or be an Assumed Liability and (d) the Purchasers shall not make any concessions that would purport to bind any Seller or any of their Affiliates.

Section 8.8 Employees.

(a) Subject to and in accordance with the provisions of this Section 8.8 and applicable law, each Purchaser shall, or shall cause one of its Affiliates to, effective upon the Closing, offer employment to certain Business Employees who are employed by the Sellers or their Affiliates as of the Closing, identified in writing by such Purchaser to the Sellers any time on or before one (1) business day prior to the Closing Date. Employees who accept such offers or whose employment otherwise transfers by operation of Law and become either full-time or part-time employees of an applicable Purchaser, or its Affiliate, upon the Closing (or thereafter consistent with applicable Law) are hereinafter referred to as “Transferred Employees.”

(b) The Sellers shall, and shall cause each of its Affiliates to, (i) use reasonable commercial efforts to assist the applicable Purchaser in securing the employment of the employees, (ii) deliver assignment of the Employment Contracts to Circles with the employees identified to Sellers within three (3) days prior to Closing and (iii) pay such Business Employees all amounts that are or become owing, up to and including the Closing (including, for the avoidance of doubt, all wages, bonuses, commissions, and other amounts that become owing to any Business Employee due to the termination of such Business Employee’s employment with any Seller or Affiliate effective upon Closing), as such amounts become due.

(c) With respect to those Transferred Employees that the Sellers and such applicable Purchaser mutually agree will have their employment transfer by operation of Law, each Seller agrees, with respect to themselves and their Affiliates, that it shall use its commercially reasonable efforts to (i) up to and including the Closing, comply with all of its material obligations and those of any of its predecessors (whether or not legally binding or in respect of which it would be expected to comply by any regulatory or other body to which it is subject) due to or in connection with such Transferred Employees (or any of such obligations such Seller would have had under or in connection with such contracts but for their transfer under applicable Law); (ii) provide to such applicable Purchaser such information as such applicable Purchaser may reasonably request in writing in order to verify such compliance; (iii) not alter (whether to take effect before, on or after the Closing) any of the material terms of employment or engagement of any of such Transferred Employees (without the prior written consent of such applicable Purchaser); (iv) not terminate or take any steps to terminate (constructively or otherwise) the employment of any of such Transferred Employees (without the prior written consent of such applicable Purchaser which shall not be unreasonably withheld), other than terminations for cause; (v) not employ, engage, or transfer any person who is not a Business Employee to work in the Business (without the prior written consent of such applicable Purchaser which shall not be unreasonably withheld); (vi) comply in all material respects with its obligations under applicable Law that derive from the Acquired Rights Directive 77/187/EC (as subsequently amended by the Transfers of Undertakings Directive 2001/23/EC) and provide such applicable Purchaser with such information as it reasonably requires in order to comply with its own such obligations; and (vii) subject to any requirements under the Data Protection Act 2018, facilitate an orderly transfer of the employment (and records relating to employment) of such Transferred Employees and will cooperate with such applicable Purchaser in relation to any reasonable requests that such applicable Purchaser may make to meet or communicate with Business Employees prior to the Closing in order to discuss the proposed transfer of employment to such applicable Purchaser; provided that prior to such meeting or communication, the nature and scope of such meeting or communication must be approved by the Sellers, which approval shall not be unreasonably withheld and shall be deemed given if the Sellers has not responded within one (1) business day of being provided written notice thereof. Notwithstanding the transfer by operation of Law of the Transferred Employees described in this Section 8.8(c), the aggregate amount of all Liabilities (including wages, bonuses, commissions, and vacation) relating to the employment of such Transferred Employees that accrue before Closing shall either be paid by the Sellers prior to the Closing. Notwithstanding anything contained in this Agreement, such applicable Purchaser or its Affiliates shall be solely responsible for any Liabilities arising as a result of the termination of employment of any Transferred Employee at any time after the Closing.

(d) No less than 30 days prior to the date on which a Seller ceases to sponsor any group health plan applicable to U.S. employees, the Sellers shall provide to Purchasers (i) written notice of their intention thereof and (ii) information regarding “M&A qualified beneficiaries” (as defined under COBRA) sufficient to permit the applicable Purchaser and its Affiliates to comply with any applicable COBRA obligations.

(e) On or before May 20, 2022, Sellers shall provide Purchasers with all employment, consulting, severance or indemnification contracts between the Sellers or any Affiliate of any Seller and any employees who work for or directly or indirectly support the Business (the “Business Employees”), except for offer letters or contracts that may be terminated “at will” and do not contain post-termination obligations in excess of any such obligations imposed by applicable Law.

(f) On or before May 20, 2022, the Sellers shall deliver a true and complete list, organized by country, of all Business Employees to the Purchasers, which list includes each employee’s name, position and title, employment entity, department, work location, scope of employment (e.g., full- or part-time or temporary), overtime classification (e.g., exempt or non-exempt), date of commencement of employment, prior notice entitlement, salary and any and all other compensation or benefit payable, maintained or contributed to or with respect to which any potential liability is borne by the Sellers or any Affiliate of any Seller (whether now or in the future, by virtue of any Law, Contract or otherwise) to each of the listed employees (the “Employee Census”). On or before May 20, 2022, the Sellers have delivered a true and complete list of all present material independent contractors and consultants (“Contractors”) engaged by each Seller with respect to the Business, which list includes each Contractor’s name, date of commencement, and rate of all regular compensation and benefits, bonus or any other compensation payable.

Section 8.9 Further Assurances. From time to time after the Closing and without further consideration, each Purchaser and each Seller, at the request of the other party, shall, and shall cause their respective Affiliates to, execute and deliver such other instruments of conveyance and transfer or other instruments or documents and take or arrange for such other actions, as may reasonably be required to effect any of the transactions contemplated by this Agreement or to provide any party hereto with the benefits intended to be conferred and conveyed by this Agreement; provided that, notwithstanding anything to the contrary in this Section 8.9 or any other provision of this Agreement, neither Purchaser nor any Seller nor any of their respective Affiliates shall be required to execute any document or take any action that would (i) increase the liability or obligation of the party of whom such document or action is requested beyond that which such party would have pursuant to the other provisions of this Agreement, (ii) require or cause the party of whom such action or document is requested to initiate, join in or otherwise become a party to any Legal Proceeding, or (iii) cause such party to incur any material cost or expense that is not already imposed upon it by another provision of this Agreement.

Section 8.10 Confidentiality. Each party hereto acknowledges that the Mutual Non-Disclosure Agreement the (“NDA”), dated as of October 8, 2021 between certain of the Sellers and Circles shall remain in full force and effect following the Closing and that the terms of this Agreement and the Transaction are “Confidential Information” as defined in the NDA. For avoidance of doubt, any Confidential Information of the Sellers and their Affiliates relating to the Purchased Assets and the Assumed Contracts shall be deemed to be Confidential Information of the Purchasers as of the Closing (“Deemed Purchaser Confidential Information”), notwithstanding the fact that the Sellers or any of their respective officers, directors, employees or representatives have knowledge of such Deemed Purchaser Confidential Information obtained prior to the negotiation and performance of this Agreement; provided, however, that (i) Confidential Information of the Sellers relating to the Excluded Assets, Excluded Liabilities and the Excluded Contracts shall not be deemed to be Deemed Purchaser Confidential Information, and (ii) the Sellers shall be permitted to disclose to potential purchasers of its Excluded Assets, the Confidential Information regarding shared use assets or contracts solely to the extent necessary to provide (or arrange for the provision of) transitional services to any such purchaser. Notwithstanding any provisions to the contrary in the NDA, the Purchasers may, in accordance with this Agreement, at any time after the date hereof, issue a joint press release announcing this Agreement, the existence of this Agreement and the transactions contemplated hereby. For the avoidance of doubt, any Confidential Information relating to Excluded Assets that ends up in the possession of Purchasers (for example, information on laptops which are included in the Purchased Assets) shall not be Deemed Purchaser Confidential Information and shall be subject to the applicable provisions of the NDA.

Section 8.11 Survival of Representations and Warranties. None of the representations and warranties of the Sellers or the Purchasers contained in this Agreement or made in any other documents or instruments delivered pursuant to this Agreement shall survive the Closing hereunder.

Section 8.12 Disclaimer of Implied Warranties. Except as expressly provided in Article VI above, the Purchasers hereby jointly acknowledge and agree that no Seller makes any representations or warranties whatsoever, express or implied, with respect to any matter relating to the Purchased Assets including income to be derived or expenses to be incurred in connection with the Purchased Assets, the physical condition of any personal property comprising a part of the Purchased Assets or which is the subject of any Assumed Contract, the value of the Purchased Assets (or any portion thereof), the transferability of the Purchased Assets, the terms, amount, validity, collectability or enforceability of any Assumed Liabilities, Assumed Contracts, the title of the Purchased Assets (or any portion thereof), the merchantability or fitness of the personal property comprising a portion of the Purchased Assets or any other portion of the Purchased Assets for any particular purpose, or any other matter or thing relating to the Purchased Assets (or any portion thereof). Without in any way limiting the foregoing, except as otherwise expressly provided in Article VI above, each Seller hereby disclaims any warranty (express or implied) of merchantability or fitness for any particular purpose as to any portion of the Purchased Assets.

Section 8.13 Acknowledgement. The Purchasers hereby jointly acknowledge that the Sellers and its Affiliates are intending to wind up after the Closing in connection with the Bankruptcy Case and other wind up procedures under the laws of the respective jurisdictions of organization. The parties hereby acknowledge and agree that any wind-up procedures (and the timing thereof) shall be subject to the provisions of this Agreement and will vary from jurisdiction to jurisdiction. Due to such wind-up procedures, the Purchasers jointly acknowledge that any recourse shall be limited.

Section 8.14 Bankruptcy Court Approval.

(a) Entry of Order Approving Sale.

(i) Debtors shall file voluntary petitions for relief under chapter 11 of the Bankruptcy Code on a date not later than May 15, 2022.

(ii) Debtors shall use their reasonable best efforts to obtain entry of the Bid Procedures Order on a date not later than twenty-eight (28) calendar days following the Petition Date.

(iii) In the event that the Sellers accept any bid for any transaction, including an acquisition, related to the Purchased Assets other than the Transaction with the Purchasers contemplated by this Agreement or otherwise enters into an agreement to sell, transfer or assign the Purchased Assets (or stock or other securities from Sellers), or if the Bankruptcy Court enters an order approving another transaction in respect of assets of the Sellers, including an acquisition proposal submitted by a party other than the Purchasers (each, an “Alternative Transaction”), no later than one (1) Business Day following the earlier of (x) termination of this Agreement or (y) the closing date of such Alternative Transaction, the Sellers shall pay to Circles a breakup fee in an amount equal to 1.9% of the Purchase Price (the “Break Up Fee”), plus the Expense Reimbursement. The Break Up Fee and the Expense Reimbursement may be paid from the proceeds of such Alternative Transaction and shall constitute an allowed administrative expense claim in the Bankruptcy Cases with priority of the kind specified in sections 503 and 507 of the Bankruptcy Code. Sellers acknowledge that Circles would not have invested the effort in negotiating and documenting this proposed Transaction and incurred obligations to pay its outside advisors if Circles were not entitled to the Break Up Fee and Expense Reimbursement in accordance with the terms of this Agreement.

(iv) The Sellers shall provide copies to each Purchaser of any motion concerning this Transaction, including the motion to approve the Sale Order or any other matter before the Bankruptcy Court relating to this Agreement or the Transaction Documents, upon three (3) Business Days’ notice for review and consultation thereof. The Sellers shall provide notice to each Purchaser of any hearing on the motion to approve the Sale Order or any other matter before the Bankruptcy Court relating to this Agreement or the Transaction Documents, in each case as required by the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure and the Local Bankruptcy Rules for the Southern District of New York or as otherwise ordered by the Bankruptcy Court

(v) The Purchasers shall take such actions as are, in its sole discretion, necessary to assist in obtaining entry by the Bankruptcy Court of the Sale Order, including furnishing declarations, affidavits, or other documents or information for filing with the Bankruptcy Court for purposes, among others, of: (i) demonstrating that each Purchaser is a “good faith” purchaser; and (ii) establishing “adequate assurance of future performance” within the meaning of Section 365 of the Bankruptcy Code.

(b) Certain Bankruptcy Undertakings by Debtors and Purchasers.

(i) On or before the date that is one (1) calendar day after the Petition Date, Sellers shall file the Sale Motion in a form reasonably acceptable to Purchasers. Except as ordered by the Bankruptcy Court or to the extent the each Seller’s board of directors or equivalent governing body reasonably determines in good faith, in consultation with outside counsel, that taking such action, or refraining from taking such action, as applicable, is required to comply with applicable law or its fiduciary obligations under applicable law, the Sellers shall neither take any action, nor fail to take any action, which action or failure to act would reasonably be expected to (A) prevent or impede the consummation of the Transaction in accordance with the terms of this Agreement, or (B) result in (I) the reversal, avoidance, revocation, vacating or modification (in any manner that would reasonably be expected to materially and adversely affect the Purchasers’ rights hereunder) of the Sale Order, or (II) the entry of a stay pending appeal. Furthermore, neither Purchaser shall take any action, nor fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the consummation of the transactions contemplated by this Agreement in accordance with the terms of this Agreement.

(ii) If the Sale Order or any other order of the Bankruptcy Court relating to this Agreement shall be appealed by any Person (or a petition for certiorari or motion for rehearing or reargument shall be filed with respect thereto), Debtors, with the cooperation and support of the Purchasers, shall take all steps as may be reasonable and appropriate to defend against such appeal, petition or motion, and shall endeavor to obtain an expedited resolution of such appeal.

(iii) Transaction Milestones

(1) No later than fifteen (15) calendar dates after the Petition Date, Sellers shall have received an order signed by the Bankruptcy Court approving the bidding procedures, including the Break Up Fee and the Expense Reimbursement, in a form and substance acceptable to the Purchasers (the “Bidding Procedures Orders”).

(2) The deadline for any bid in compliance with the Bidding Procedures Order to compete against the proposed Transaction and be considered by Sellers shall be no later than twenty-nine (29) calendar days after the Petition Date.

(3) No later than thirty-one (31) calendar days after the Petition Date, Sellers shall have completed an auction in compliance with the Bidding Procedures Order if there are any competing bids that are “qualified bids.”

(4) No later than thirty-eight (38) calendar days after the Petition Date, Sellers shall have a hearing to approve the sale of its assets.

(5) No later than forty (40) calendar days after the Petition Date, the Bankruptcy Court shall have entered the Sale Order that includes: (i) a finding that the Transaction is in good faith and otherwise satisfies the provisions of section 363, including section 363(m), of the Bankruptcy Code, (ii) authorization and approval of the proposed Transaction pursuant to this Agreement, and (iii) a provision that (x) the Purchased Assets are being transferred free and clear of all liens, claims, encumbrances and interests to the Purchasers, and (y) assigning the Circles Assumed Contracts and CVG Assumed Contracts identified for assignment in connection with this Agreement.

(6) No later than July 12, 2022, the Parties shall consummate the Transaction (the “Outside Closing Date”).

(iv) Purchasers shall support, and not object to, the Debtor’s motion seeking the Bankruptcy Court’s entry of an order approving Sellers’ entry into the DIP Loan Agreement and consensual use of cash collateral, and provide any and all necessary consents in their capacity as prepetition secured lenders as required therein (as determined by the Debtors in their reasonable discretion) or as otherwise reasonably requested by the Debtors.

Section 8.15 Additional Covenants. Each Seller shall, and shall cause each of their Affiliates to, take no knowing action, directly or indirectly, to avoid or invalidate the Transaction. No Seller shall knowingly take any action, nor fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the consummation of the Transaction contemplated by this Agreement in accordance with the terms of this Agreement.

Section 8.16 Business Policies. From and after Closing, (i) Circles shall use commercially reasonable efforts to cause the MVNE Business to comply with Sellers’ privacy policies and (ii) CVG shall use commercially reasonable efforts to cause the Non-MVNE Business to comply with Sellers’ privacy policies.

Section 8.17 Pareteum Africa Joint Venture. The Sellers shall use commercially reasonable efforts to cause ninety percent (90%) of the interests in Pareteum Africa Pty. Ltd. to be transferred to a Seller entity in accordance with the terms of the Pareteum Africa JV Agreement prior to Closing.

Section 8.18 Material Contracts. On or before May 25, 2022, Sellers will provide Purchasers with an accurate and complete list in all respects of all Contracts (a) by which any of the Purchased Assets are bound or affected, (b) to which any Seller is a party or by which it is bound in connection with the Business or the Purchased Assets, or (c) used in connection with or necessary for the operation of the Business (together with all Real Property Leases and the IP Agreements, the “Material Contracts”) and indicates, where applicable, if such Material Contract also applies to assets that are not Purchased Assets or services that are not part of the Business, and such list shall be certified to by an officer of Parent. On or before May 25, 2022, Sellers will provide Purchasers with an accurate and complete list in all respects of all material Contracts that are an assumed Contract including a license granting rights in Intellectual Property, but excluding customer contracts that grant the customer a license to use Intellectual Property Assets (the “IP Agreements”). On or before May 25, 2022, Sellers will provide Purchasers with an accurate and complete list in all respects of all domain names that constitute an Intellectual Property Asset.

ARTICLE IX

CONDITIONS PRECEDENT TO PURCHASERS’ OBLIGATION TO CLOSE

The obligation of the Purchasers under this Agreement with respect to the purchase and sale of the Purchased Assets shall be subject to the fulfillment on or prior to the Closing of each of the following conditions, any of which may be waived in writing by the Purchasers:

Section 9.1 Accuracy of Representations and Warranties; Performance of this Agreement. Each of the representations and warranties made by each Seller shall be true and correct on and as of the Effective Date (unless such representation or warranty is given as of a particular date in which case such representation or warranty shall be considered only as of such particular date) and at and as of the Closing Date, except, in the case of the representations and warranties that are not Specified Representations, for any failure to be so true and correct that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Each Seller shall have complied with and performed in all material respects all of the agreements and covenants required by this Agreement and each other Transaction Document to be performed or complied with by it on or prior to the Closing, including but not limited to Sellers’ obligations set forth in Sections 8.8(e), 8.8(f) and 8.18.

Section 9.2 Officer’s Certificate. The Sellers shall have delivered to the Purchasers a certificate executed by an executive officer of each Seller (including incumbency certificates) as the Purchasers may reasonably request in order to evidence compliance with the conditions set forth in Section 9.1.

Section 9.3 Bill of Sale; Assumption Agreement; Intellectual Property Assignment Agreement. Each Seller shall have delivered to the Purchasers an executed Bill of Sale, Assumption Agreement and Intellectual Property Assignment Agreement, as applicable, pursuant to Section 4.1 and Section 4.2 hereof; provided that each Seller shall deliver a sufficient number of original, wet ink signature copies of the executed Intellectual Property Assignment Agreement to record the assignment of such Intellectual Property purchased by and assigned to the Purchasers in each jurisdiction where such Intellectual Property is registered.

Section 9.4 [Reserved.]

Section 9.5 Compliance with Laws; Legal Proceedings. The consummation of the Transaction shall be legally permitted by all Laws to which any party hereto is subject; provided however that no Law applicable to a Non-Borrower Seller shall be applicable for determining if the condition precedent to Closing of this paragraph is satisfied. No order of any Governmental Authority shall be in effect that enjoins, restrains, conditions or prohibits consummation of the

Transaction and no litigation, investigation or administrative proceeding shall be pending or threatened that would enjoin, restrain, condition or prevent consummation of the Transaction; provided however that no order of any Governmental Authority or litigation, investigation or administrative proceeding that is applicable to a Non-Borrower Seller shall be applicable for determining if the condition precedent to Closing of this paragraph is satisfied.

Section 9.6 Bankruptcy Matters. The Sale Order shall have been entered by the Bankruptcy Court. Such order must be in effect and must not have been reversed or stayed or modified in any material respect.

Section 9.7 [Reserved.]

Section 9.8 Certain Contracts. The Sellers’ Key MVNE Customer Contracts shall have been assumed by the Debtors and assigned to Circles prior to or at Closing by operation of the Sale Order, entry of an order of the Bankruptcy Court or consent of the required parties.

Section 9.9 [Reserved.]

Section 9.10 Third Party Consents. All Required Consents shall have been received.

Section 9.11 Pareteum Africa Joint Venture. The Sellers shall have caused ninety percent (90%) of the interests in Pareteum Africa Pty. Ltd. to be transferred to a Seller entity in accordance with the terms of the Pareteum Africa JV Agreement prior to Closing; provided, however, that the Sellers and Circles shall have good faith discussions regarding a waiver of this condition precedent on a date that is fifteen (15) calendar days prior to the Closing Date.

Section 9.12 [Reserved.]

ARTICLE X

CONDITIONS PRECEDENT TO SELLERS’ OBLIGATION TO CLOSE

The obligations of the Sellers under this Agreement with respect to the purchase and sale of the Purchased Assets shall be subject to the fulfillment on or prior to the Closing of each of the following conditions, any of which may be waived in writing by the Sellers:

Section 10.1 Accuracy of Representations and Warranties; Performance of this Agreement. Each of the representations and warranties made by each Purchaser in this Agreement shall be true and correct on and as of the Effective Date (unless such representation or warranty is given as of a particular date in which case such representation or warranty shall be considered only as of such particular date) and at and as of the Closing Date, except for any failure to be so true and correct that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on the ability of the Purchasers to timely consummate the transactions contemplated hereunder (including payment or undertaking the Purchase Price and any other cash payments, fees or expenses contemplated hereby). The Purchasers shall have complied with and performed in all material respects all of the agreements and covenants required by this Agreement and each other Transaction Document to be performed or complied with by it on or prior to the Closing.

Section 10.2 Officer’s Certificate. Each of the Purchasers shall have delivered to the Sellers a certificate executed by an executive officer of such Purchaser (including incumbency certificates) as the Sellers may reasonably request in order to evidence compliance with the conditions set forth in Section 10.1.

Section 10.3 Assumption Agreement. The Purchasers shall have delivered to the Sellers an executed Assumption Agreement pursuant to Section 4.2 hereof.

Section 10.4 Bankruptcy Matters. The Sale Order shall have been entered by the Bankruptcy Court. Such order must be in effect and must not have been reversed or stayed or modified in any material respect.

Section 10.5 [Reserved.]

ARTICLE XI

TERMINATION

Section 11.1 Breaches and Defaults; Opportunity to Cure. Prior to the exercise by a party of any termination rights afforded under Section 11.2(b)(i) or Section 11.2(c)(i) of this Agreement, if any party (the “Non-Breaching Party”) believes any other party (the “Breaching Party”) to be in breach hereunder, the Non-Breaching Party shall provide the Breaching Party with written notice specifying in reasonable detail the nature of such breach, whereupon if such breach is curable the Breaching Party shall have five (5) calendar days from the receipt of such notice to cure such breach to the reasonable satisfaction of the Non-Breaching Party. If the breach is not cured within such time period, then the Non-Breaching Party’s sole remedy shall be to terminate this Agreement if the breach is such that the condition set forth in Section 9.1 or Section 10.1, as applicable, shall not be satisfied (as provided in Section 11.2); provided, however, that the Non-Breaching Party shall not be entitled to terminate this Agreement if it is in material breach of this Agreement.

Section 11.2 Termination. This Agreement may be terminated and the transactions contemplated herein may be abandoned, by written notice given to the other party hereto, at any time prior to the Closing:

(a) by mutual written consent of the Sellers and the Purchasers;

(b) (i) subject to the right to cure set forth in Section 11.1, at any time prior to the Closing Date, by the Purchasers if any Seller is in breach of any covenant, representation, undertaking or warranty such that the condition set forth in Section 9.1 shall not be satisfied, and the Purchasers have not waived such condition in writing on or before the Closing Date or (ii) by the Purchasers, if all of the conditions set forth in Article IX and Article X have been satisfied (other than conditions that by their nature are to be satisfied at the Closing) or waived and the Sellers fails to consummate the Closing as required herein;

(c) (i) subject to the right to cure set forth in Section 11.1, at any time prior to the Closing Date, by the Sellers if either Purchaser is in breach of any covenant, representation or warranty such that the condition set forth in Section 10.1 shall not be satisfied, and the Sellers have not waived such condition in writing on or before the Closing Date or (ii) by the Sellers, if all of the conditions set forth in Article IX and Article X have been satisfied (other than conditions that by their nature are to be satisfied at the Closing) or waived and either Purchaser fails to consummate the Closing as required herein;

(d) at or prior to the Bankruptcy Court hearing regarding approval of this Agreement, by either the Sellers or the Purchasers, if the Bankruptcy Court enters an order approving an offer to purchase all or substantially all of the Purchased Assets of the Debtors submitted by a party other than the Purchasers or enters an order confirming a plan of reorganization of Debtors (other than a plan under which the Purchasers acquire the Purchased Assets on or before the Closing Date); and

(e) by the Purchasers if the Bankruptcy Court has not entered the Sale Order on or before the date that is seventy-five (75) calendar days following the Petition Date or if the Closing shall not have occurred on or before the Outside Closing Date, unless the failure to have the Closing shall be due to the failure of the party seeking to terminate this Agreement to perform in any material respect its obligations under this Agreement required to be performed by it or them at or prior to the Closing.

Section 11.3 Effect of Termination. In the event of termination of this Agreement pursuant to Section 11.2, this Agreement shall become null and void and there shall be no liability on the part of any party hereto or any of its partners, officers, directors or shareholders; provided that no termination shall relieve either Purchaser or any Seller, as applicable, from any liability for damages (including damages based on the loss of the economic benefits of the transactions contemplated by this Agreement), losses, costs or expenses (including reasonable legal fees and expenses) resulting from any breach of this Agreement prior to the date of such termination (which, for the avoidance of doubt, shall be deemed to include any failure by the Purchasers or the Sellers to consummate the Closing if and when it is obligated to do so hereunder); provided further that no party shall be liable for consequential, special, exemplary or incidental damages.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by electronic mail with confirmation of receipt received from the recipient, recognized overnight delivery service or registered or certified mail, return receipt requested, postage prepaid, to the following addresses:

If to CVG:

Channel Ventures Group, LLC

c/o Becker, Glynn, Muffly, Chassin & Hosinski LLP

299 Park Avenue, 16th Floor

New York, New York 10171

Attention: Markwin H. Maring, Statutory Director

Email: markwin@hollandoffice.nl

with a required copy to:

Becker, Glynn, Muffly, Chassin & Hosinski LLP

299 Park Avenue, 16th Floor

New York, New York 10171

Attention: Alec Ostrow, Esq.

Email: aostrow@beckerglynn.com

If to Circles:

Circles MVNE Pte. Ltd.,

221 Henderson Road #06-10

Henderson Building

Singapore 159557

Attention: Legal

Email: legal@circles.asia

with a required copy to:

DLA Piper LLP (US)

1251 Avenue of the Americas, 27th Floor

New York, New York

Attention: Jamila Justine Willis, Esq.

Email: jamila.willis@us.dlapiper.com

If to the Sellers:

Pareteum Corporation

1185 Avenue of the Americas, 37th Floor

New York, NY 10036

Attention: Laura Thomas

Email: laura.thomas@parateum.com

with a required copy to:

King & Spalding LLP

1180 Peachtree Street, NE, Suite 1600

Atlanta, GA 10020

Attention: Thad Wilson

Email: thadwilson@kslaw.com

Notices delivered personally shall be effective upon delivery against receipt. Notices transmitted by telecopy shall be effective when received, provided that the burden of proving notice when notice is transmitted by telecopy shall be the responsibility of the party providing such notice. Notices transmitted by electronic mail (with hard copy to follow) shall be effective upon confirmation of receipt. Notices delivered by overnight mail shall be effective when received. Notices delivered by registered or certified mail shall be effective on the date set forth on the receipt of registered or certified mail, or seventy-two (72) hours after mailing, whichever is earlier.

Section 12.2 Expenses. Except to the extent that the Purchasers are otherwise entitled thereto in accordance with the provisions of this Agreement, each party shall bear its own expenses and costs, including the fees of any attorney retained by it, incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby.

Section 12.3 Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without application of principles of conflict of laws). In connection with any controversy arising out of or related to this Agreement, each Seller and each Purchaser hereby irrevocably consents to the exclusive jurisdiction of the Bankruptcy Court, or if, and only if, the Bankruptcy Court declines or may not accept jurisdiction over a particular matter, the United States District Court for the Southern District of New York, or if, and only if, the United States District Court for the Southern District of New York declines or may not accept jurisdiction over a particular matter, the courts of the State of New York. Each of the Sellers and Purchasers irrevocably consents to service of process out of the aforementioned courts and waives any objection which it may now or hereafter have to the laying of venue of any action or proceeding arising out of or in connection with this Agreement brought in the aforementioned courts. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AND SHALL CAUSE ITS SUBSIDIARIES AND AFFILIATES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.4 Assignment. The Purchasers shall not have the right to assign any of its rights under this Agreement or delegate any performance of its obligations under this Agreement without the prior written consent of the Sellers, the First Lien Agent and the Second Lien Agent; provided that, the Purchasers shall be permitted to assign its rights under this Agreement to the Purchasers’ respective Affiliates without such prior written consent; provided further, that in the event of such assignment Purchaser shall continue to be jointly and severally liable with the Affiliate assignee for its duties and obligations under this Agreement. The Sellers shall not have the right to assign any of their rights under this Agreement or delegate any performance of their obligations under this Agreement without the prior joint written consent of the Purchasers, the First Lien Agent and the Second Lien Agent.

Section 12.5 Successors and Assigns. All agreements made and entered into in connection with this Transaction shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns.

Section 12.6 Amendments; Waivers. No alteration, modification or change of this Agreement shall be valid except by an agreement in writing executed by the parties hereto, and no alteration, modification or change of this Agreement that adversely affects the First Lien Agent, and/or the Second Lien Agent shall be valid except by an agreement in writing executed by the parties hereto and the First Lien Agent and/or the Second Lien Agent, as applicable. Except as otherwise expressly set forth herein, no failure or delay by any party hereto or the First Lien Agent or the Second Lien Agent, as applicable, in exercising any right, power or privilege hereunder (and no course of dealing between or among any of the parties hereto) shall operate as a waiver of any such right, power or privilege. No waiver of any default on any one occasion shall constitute a waiver of any subsequent or other default. No single or partial exercise of any such right, power or privilege shall preclude the further or full exercise thereof.

Section 12.7 Entire Agreement. This Agreement (including the Exhibits and Disclosure Schedules, which are hereby incorporated by reference into and made a part of this Agreement for all purposes), merges all previous negotiations and agreements between the parties hereto, either verbal or written, and constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter of this Agreement.

Section 12.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which when so executed shall be an original, but all of which together shall constitute one agreement. Facsimile and/or PDF signatures shall be deemed original signatures.

Section 12.9 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law, but only as long as the continued validity, legality and enforceability of such provision or application does not materially (a) alter the terms of this Agreement, (b) diminish the benefits of this Agreement or (c) increase the burdens of this Agreement, for any Person. Upon a determination that any term or other provision is invalid or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the parties hereto to the fullest extent possible.

Section 12.10 Section Headings. The section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.

Section 12.11 Interpretation. As all parties hereto have participated in the drafting of this Agreement, any ambiguity shall not be construed against any party as the drafter. Unless the context of this Agreement clearly requires otherwise, (a) “or” has the inclusive meaning frequently identified with the phrase “and/or,” (b) “including” has the inclusive meaning frequently identified with the phrase “including, but not limited to” and (c) references to “hereof,” “hereunder” or “herein” or words of similar import relate to this Agreement. Unless the context requires otherwise, words in this Agreement using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders.

Section 12.12 Third Parties. Nothing herein, expressed or implied, is intended to or shall confer on any Person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement, except each of the First Lien Agent, the Second Lien Agent and the Releasees (defined below) shall each be a third-party beneficiary of this Agreement.

Section 12.13 Specific Performance. The parties agree that irreparable damage would occur to the Purchasers, the First Lien Agent (solely with respect to its specific consent or approval rights herein) and the Second Lien Agent (solely with respect to its specific consent or approval rights herein) and that the Purchasers, the First Lien Agent (solely with respect to its specific consent or approval rights herein) and the Second Lien Agent (solely with respect to its specific consent or approval rights herein) would not have any adequate remedy at law in the event that any of the other provisions this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, the Purchasers, the First Lien Agent (solely with respect to its specific consent or approval rights herein) and the Second Lien Agent (solely with respect to its specific consent or approval rights herein) shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (with respect to each of the First Lien Agent, solely with respect to its specific consent or approval rights herein and the Second Lien Agent, solely with respect to its specific consent or approval rights herein) without proof of actual damages or otherwise (and, to the fullest extent permitted by Law, each of the Sellers hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which the Purchasers are entitled at law or in equity. The Sellers shall not be entitled to any injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement.

Section 12.14 Release. Upon Closing, Purchasers, on behalf of the Purchasers and their respective Affiliates (including the entities acquired at Closing as part of the Purchased Assets) and each of their respective principals, trustees, officers, and directors (whether acting in such capacity or individually), attorneys, accountants, nominees, agents (alleged, apparent, or actual), representatives, employees, managers, administrators, and each person or entity acting or purporting to act for them or on their behalf, hereby unconditionally and irrevocably remise, waive, satisfy, release, acquit, and forever discharge Sellers and each of their principals, trustees, officers, and directors (acting in such capacity), attorneys, accountants, nominees, agents (alleged, apparent, or actual), representatives, employees, managers, administrators, and each person or entity acting or purporting to act for them or on their behalf (collectively, the “Releasees”) from and against any and all past and present claims, counterclaims, actions, suits, rights, causes of action, lawsuits, set-offs, costs, losses, controversies, agreements, promises and demands, or liabilities, of whatever kind or character, direct or indirect, whether known or unknown or capable of being known, arising at law or in equity, by right of action or otherwise, from any claim that they have or may have against the Releasees. Notwithstanding the foregoing, the release set forth in this Section 12.14 shall not apply in the case of claims, counterclaims, actions, suits, rights, causes of action, lawsuits, set-offs, costs, losses, controversies, agreements, promises and demands, or liabilities arising out of fraud, gross negligence or intentional misrepresentation.

Section 12.15 Schedules. The disclosure of any matter in any section or subsection of the Disclosure Schedule shall be deemed to be a disclosure under any other section or subsection of such Disclosure Schedule to the extent such other section or subsection is referenced herein and the relevance of such item to such section or subsection referenced herein is reasonably apparent on the face of such disclosure. The mere inclusion of any item in any section or subsection of any of the Disclosure Schedules, as an exception to any representation or warranty or otherwise shall not be deemed to constitute an admission by Sellers, or to otherwise imply, that any such item has had or is reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or otherwise represents an exception or material fact, event or circumstance for the purposes of this Agreement, that such item meets or exceeds a monetary or other threshold specified for disclosure in this Agreement or that such item represents a determination that the Transaction requires the consent of any third party. The sections or subsections of each Disclosure Schedule are arranged in sections corresponding to the numbered and lettered sections and subsections of this Agreement.

Matters disclosed in any section or subsection of any of the Disclosure Schedules are not necessarily limited to matters that are required by this Agreement to be disclosed therein. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature or impose any duty or obligation to disclose any information beyond what is required by this Agreement, and disclosure of such additional matters shall not affect, directly or indirectly, the interpretation of this Agreement or the scope of the disclosure obligations hereunder. Headings inserted in the sections or subsections of any of the Disclosure Schedules are for convenience of reference only and shall to no extent have the effect of amending or changing the express terms of the Sections or subsections as set forth in this Agreement.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused this Asset Purchase Agreement to be executed by its duly authorized representative as of the day and year first above written.

SELLERS:

PARETEUM CORPORATION, a Delaware corporation

By:	/s/ Laura W. Thomas
Name: Laura W. Thomas
Title: Authorized Signatory

PARETEUM NORTH AMERICA CORP., a Delaware corporation

By:	/s/ Laura W. Thomas
Name: Laura W. Thomas
Title: Authorized Signatory

DEVICESCAPE HOLDINGS, INC., a Delaware corporation

By:	/s/ Laura W. Thomas
Name: Laura W. Thomas
Title: Authorized Signatory

IPASS, INC., a Delaware corporation

By:	/s/ Laura W. Thomas
Name: Laura W. Thomas
Title: Authorized Signatory

IPASS IP LLC, a Delaware corporation

By:	/s/ Laura W. Thomas
Name: Laura W. Thomas
Title: Authorized Signatory

[Signature Page to Asset Purchase Agreement]

PARETEUM EUROPE B.V., a Netherlands private limited company

By:	/s/ Bart Weijermars
Name: Bart Weijermars
Title: Authorized Signatory

ARTILIUM GROUP LTD., a United Kingdom private limited company

By:	/s/ Bart Weijermars
Name: Bart Weijermars
Title: Authorized Signatory

PARETEUM ASIA PTE. LTD., a Singapore private limited company

By:	/s/ Bart Weijermars
Name: Bart Weijermars
Title: Authorized Signatory

PARETEUM N.V., a Belgian private limited company

By:	/s/ Bart Weijermars
Name: Bart Weijermars
Title: Authorized Signatory

[Signature Page to Asset Purchase Agreement]

PURCHASERS:

CHANNEL VENTURES GROUP, LLC, a Delaware limited liability company

By:	/s/ Markwin H. Maring
Name: Markwin H. Maring
Title: Chief Executive Officer

CIRCLES MVNE PTE. LTD., a Singapore private limited company

By:	/s/ Mak Chee Kiong
Name: Mak Chee Kiong
Title: Authorized Signatory

[Signature Page to Asset Purchase Agreement]